AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE REPURCHASED NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO REPURCHASE OR THE SOLICITATION OF AN OFFER TO SELL NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S REPURCHASE FROM YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular

Dated March 11, 2025

Value Add Growth REIT IV, LLC

750 B Street

Suite 1930

San Diego, CA 92101

(858) 430-8528

www.DiversyFund.com

Rescission Offer for 26,625 Class A Investor Shares

We are offering to repurchase 26,625 limited liability company interests designated as “Class A Investor Shares” from investors who made purchases after September 27, 2024 through December 11, 2024 in the Company’s offering under an offering statement that was qualified on September 27, 2023 pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The repurchase price is $10.00 per share, plus interest at the current statutory rate, which varies from state to state and is set out below in the section “Rescission Offer—Rescission Offer and Price”, payable from September 27, 2024 through the date the rescission offer expires. The rescission offer will expire on April [__], 2025. Details of the rescission offer are available at www.diversyfund.com.

Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend or supplement its offering statement to update the financial information in the offering circular and to reflect any other changes to its disclosure including changes to the offering price, if any. The Company failed to file a post-qualification amendment to its offering statement (Commission File No. File No. 024-12040) that was qualified by the SEC on September 27, 2023 on a timely basis in order to continue our initial offering under Regulation A (the “Initial Regulation A Offering”). As a result, that offering statement was no longer available for the Company to sell Class A Investor Shares to investors who made purchases after September 27, 2024 through December 11, 2024. Class A Investor Shares sold during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission rights under Section 12(a)(1) of the Securities Act. In order to address this issue, we are making this rescission offer.

Interest will accrue on a monthly basis. We intend to use the legal rates of interest based on the state in which a member resides on the date that the member completed or completes the award transaction. If your state of residence has changed since you completed the award transaction, the applicable interest rate will be the legal rate of interest for your current state of residence. These interest rates are set forth under “Rescission Offer – Rescission Offer and Price.”

This offering involves substantial risks. You should carefully review “Risk Factors” below before accepting or rejecting the rescission offer.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED TO BE REPURCHASED OR TO THE TERMS OF THIS OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER REPURCHASE LITERATURE. THESE SECURITIES WERE ORIGINALLY OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED TO BE REPURCHASED HEREUNDER ARE EXEMPT FROM REGISTRATION.

FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Repurchase of these securities will commence on approximately March [__], 2025.

This Offering Circular follows the Form S-11 disclosure format.

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ii

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe interest rates will rise” is an example of a forward-looking statement.

Most of the things we say in this Offering Circular are forward-looking statements. In fact, everything we say other than statements of historical fact is a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe interest rates will rise” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in “Risk Factors.”

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

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SUMMARY OF OUR BUSINESS AND THE RESCISSION OFFER

Summary of Our Business

Value Add Growth REIT IV, LLC, which we refer to as the “Company,” was formed to invest in real estate projects and assets across the United States. The Company will focus primarily on multifamily value-add properties but will also look for opportunities across other commercial real estate sectors, including industrial, self-storage, and medical offices.

Investments, including real estate investments, are often characterized (inexactly) as either “growth” or “income,” with “growth” investments associated with greater risks and potential for higher profits and the “income” investments associated with lower risks and more moderate, and possibly more predictable, profit potential. The Company’s orientation will be toward “growth” investments in real estate. For example, we might invest in a project to acquire and renovate a multifamily property (e.g., an apartment building) or another kind of commercial property.

The manager of the Company, DF Manager, LLC, a Delaware limited liability company, which we refer to as the “Manager,” is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate sponsor and manager, which we refer to as the “Sponsor.” The Sponsor maintains a website, www.DiversyFund.com (the “Site”) where it seeks funding for its real estate projects. Projects in which the Company invests will be either projects of the Sponsor or projects managed by a third party.

Summary of the Rescission Offer

Total Class A Investor Shares subject to rescission offer:	26,625

Total Class A Investor Shares outstanding:	211,152

Use of proceeds:	The Company will not receive any proceeds from the rescission offer.

Concurrent Offering Pursuant to Regulation A

On [__], 2025, the Company commenced an offering to sell up to $70,000,000 of Class A Investor Shares to the public under Regulation A (Commission File No. 024-12565) in what we refer to as the “Concurrent Offering.”

THIS IS ONLY A SUMMARY.

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR

CAREFULLY FOR MORE INFORMATION.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Rescission Offer

We may continue to have potential liability even after this rescission offer is made:   Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The company failed to amend its offering statement (Commission File No. File No. 024-12040) that was qualified by the SEC on September 27, 2023 on a timely basis in order to continue our initial offering under Regulation A.  As a result, that offering statement was no longer available for the Company to sell Class A Investor Shares to investors who made purchases after September 27, 2024 through December 11, 2024. Class A Investor Shares sold during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission. In order to address this issue, we are making this rescission offer to all stockholders who purchased Class A Investor Shares during the period September 28, 2024 to December 11, 2024. However, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer.

Your federal right of rescission may not survive if you affirmatively reject or fail to accept the rescission offer: If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. Federal courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

We cannot predict whether the amounts you would receive in the rescission offer would be greater than the fair market value of our securities: The amount you would receive in the rescission offer is fixed and is not tied to the fair market value of our Class A Investor Shares at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

There may a federal or state income tax consequence associated with accepting the rescission offer: An investor who accepts the rescission offer may be required to pay income tax on the amount received.

Risks Related to the Company, its Business and the Concurrent Offering

Except for any investments identified in this offering circular with respect to the Concurrent Offering, the Concurrent Offering Is A “Blind Pool” Offering: As of the date of this Offering Circular, the Company has made six investments in only five real estate projects and has not yet identified other projects in which it intends to invest. Consequently, you will have to decide whether to invest based on the experience, reputation, and track record of the Manager and the Sponsor, our business plan (all as described in the Offering Circular for the Concurrent Offering), and other factors you believe are relevant, rather than seeing and evaluating actual real estate assets. This structure is sometimes called a “blind pool offering.”

You Might Lose Your Money: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guarantees you will get your money back. Buying Class A Investor Shares is not like that at all. The ability of the Company to make distributions depends on a number of factors, including some beyond our control. Nobody can guaranty that you will receive any payments and you might lose some or all of your money.

The Company is a Startup Business With Limited Operating History: The Company began operations in September 2023 and there can be no assurance that we will ever operate profitably. Although the principals of the Company have been engaged in the real estate and finance industries for years, the Company is a young business. Like any young business, the Company faces challenges on a number of fronts, including attracting and retaining qualified employees, implementing business systems, technology systems, marketing, and capital formation. If the Company fails in any of these or other key areas, the entire business could fail and investors could lose some or all of their money.

Our Track Record Does not Guaranty Future Performance: The section of this Offering Circular captioned “Past Performance: Our Track Record So Far” illustrates the performance of certain affiliates of the Manager. However, there is no guaranty that the Company will do as well as its affiliates have done in the past.

Speculative Nature of Real Estate Investing: Real estate can be risky and unpredictable. For example, many experienced, informed people lost money when the real estate market declined in 2007-2008. Time has shown that the real estate market may decline abruptly and without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other Acts of God, some of which are uninsurable; changes in national or local economic conditions; changes in government policies, including changes in interest rates established by the Federal Reserve; and international crises. You should invest in real estate in general, and in the Company in particular, only if you can afford to lose your investment and you are willing to live with the ups and downs of the real estate industry.

Our Growth Focus Increases Risk: The Company intends to focus on real estate projects on the “growth” side of the growth/income spectrum. By definition, these projects may tend to carry greater risk along with the potential for higher profits.

Arbitrary Pricing: The price of our Class A Investor Shares was determined arbitrarily by the Manager and was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Property Values Could Decrease: The value of the property in which we invest could decline, perhaps significantly. Factors that could cause the value of property to decline include, but are not limited to:

●	Changes in interest rates

●	Competition from existing properties and new construction

●	Changes in national or local economic conditions

●	Changes in zoning

●	Environmental contamination or liabilities

●	Changes in local market conditions

●	Fires, floods, and other casualties

●	Uninsured losses including losses due to casualty

●	Undisclosed defects in property

●	Incomplete or inaccurate due diligence

Illiquidity of Real Estate: Real estate is highly illiquid, meaning that it is not capable of being readily or quickly sold for cash at fair market value. Thus, the Company might not be able to sell a real estate project as quickly or on the terms that it would like. Moreover, the overall economic conditions that might cause the Company to want to sell properties are generally the same as those in which it would be most difficult to sell.

Competition for Projects: To achieve satisfactory returns for our investors, the Manager must identify projects that satisfy our investment selection criteria and that can be acquired at reasonable prices. There is no guaranty that the Manager will be able to do so. The real estate industry is highly competitive and fragmented. The Manager, directly or through affiliates, will compete with other real estate developers for the most promising projects, and some of those other real estate developers have substantially greater resources, allowing them to move more quickly, pay more, or obtain greater access to the best projects. The result could be that the Company winds up investing in projects of lower quality or the owner of a project (an affiliate of the Manager) overpays for it as a result of intense competition.

The Company May Invest in the Sponsor’s Projects: The Company may invest in projects sponsored or co-sponsored by the Sponsor or its affiliates. We have engaged, and have the authority to engage, various contracting parties, including affiliates of the Company, the Directors and the Officers. Directors and Officers may have a conflict of interest between their responsibilities to manage the business for the benefit of the Company and its investors and the interests of affiliates in establishing and maintaining relationships with us and in obtaining compensation for services rendered to us. With respect to such affiliates, there may be an absence of arms’ length negotiations with respect to our fee structure. These projects may not necessarily be the best projects available.

Entitlement Risks: The Company might invest in projects before some or all of the necessary zoning approvals have been obtained. Securing zoning approval can take a long time and be very expensive, and even after a long and expensive process there is no guaranty that approval will be given. If approvals cannot be obtained the value of the real estate could go down and investors could lose some or all of their money.

Governmental Regulation: In addition to zoning approval, any development project will require the approval of numerous government authorities regulating such matters as density levels, the installation of utility services such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. Governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. All of these regulations impose costs and risks on our Projects.

Lack of Representations and Warranties from Sellers. The Company may invest in projects where the seller of the real estate made limited or no representations and warranties concerning the condition of the real estate, the status of leases, the presence of hazardous materials or hazardous substances, the status of governmental approvals and entitlements, and other important matters. If we fail to discover defects through our own due diligence review but discover them only after the project has bene acquired and the Company has made its investment, we may have little or no recourse against the sellers.

Incomplete Due Diligence: The Manager or an affiliate of the Manager will perform “due diligence” on each project, meaning we will review available information about the project, its current zoning, the surrounding community, and other information we believe is relevant. As a practical matter, however, it is simply impossible to review all of the information about a given piece of real estate (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, or we might not think of all the relevant information, or we might not be able to verify all the information we review. It is also possible that we will reach inaccurate conclusions about the information we have reviewed. Due diligence is as much an art as it is a science, and there is a risk that, especially with the benefit of hindsight, our due diligence will turn out to have been incomplete or inadequate.

Pricing of Assets: The success of the Company and its ability to make distributions to investors depends on the Manager’s ability to gauge the value of real estate assets. Although the Manager and its principals are experienced real estate investors and will rely on various objective criteria to select properties for investment, including, in all or almost all cases, third-party appraisals, ultimately the value of these assets is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Americans with Disabilities Act: Under the Americans with Disabilities Act (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Some (although not all) of the projects in which the Company invests will be “public accommodations,” and complying with the ADA and other similar laws will make those projects more expensive to build and maintain than they would have been otherwise. Furthermore, it is possible that the ADA could be extended by law or regulation, requiring existing projects to be retrofitted at great expense.

Difficulty Attracting Buyers and Tenants: Some of the projects in which the Company invests will involve the construction of houses, with the expectation that the houses will be sold once construction is complete. Other projects will involve the construction of multifamily apartment communities, with the expectation that the apartments will be leased to tenants once construction is complete. In either situation, the projects will be built on “spec,” meaning that we will not have a buyer for the house or tenants for the apartments at the time construction begins. Depending on market conditions, we might experience difficulty finding a buyer or tenants, with adverse effects on the profitability of the project.

Construction Risks: Most or all of the projects in which the Company invests will involve substantial renovation of existing properties or construction of new properties. No matter how carefully we plan, the construction process is notorious for cost overruns and delays. If the construction of a project ended up costing significantly more than we had budgeted, or took significantly longer to complete than forecast, or were done improperly, the profitability or even the viability of the project could suffer.

Environmental Risks: The Manager or its affiliates will conduct typical environmental testing on each project to determine the existence of significant environmental hazards. However, it is impossible to be certain of all the ways that a given piece of real estate has been used, raising the possibility that environmental hazards could exist despite our environmental investigations. Under Federal and State laws, moreover, a current or previous owner or operator of real estate may be required to remediate any hazardous conditions without regard to whether the owner knew about or caused the contamination. Similarly, the owner of real estate could become subject to common law claims by third parties based on damages and costs resulting from environmental contamination. The cost of investigating and remediating environmental contamination can be substantial, even catastrophic. The existence of an environmental hazard could therefore present direct or indirect risks to the Company.

Lack of Diversification: The first projects in which the Company has invested are concentrated in a limited number of markets, namely Florida, South Carolina and Texas. Therefore, the Company’s portfolio of real estate assets is relatively undiversified geographically. Portfolio theory suggests that greater diversification reduces risk, and therefore investors considering an investment in the Company should also consider investments that would, in effect, lead to a better-diversified total portfolio.

Global crises such as pandemics, economic downturns and wars can have a significant effect on our business operations and revenue projections: As a result of the COVID-19 pandemic, for example, the world economy suffered the sharpest and most severe slowdown since at least the Great Depression. Moreover, the recovery was fueled by enormous deficit spending by the Federal government and historic actions by the Federal Reserve to provide liquidity, leading to a steep growth in short term inflation rates and giving rise to increased political uncertainty. We believe the multifamily market will continue to offer opportunities for successful acquisition and development, but neither we nor anyone else knows for certain how the real estate landscape will evolve in the near future and we cannot predict future crises that may impact our business.

No Offering Minimum: Although the Company hopes to raise as much as $70,000,000 from the Concurrent Offering, it will deploy capital (that is, invest in projects) as soon as we identify appropriate projects. If the Company raised only a small amount from the Concurrent Offering it would be able to invest in fewer projects and would hold a more concentrated portfolio, creating greater risks for investors.

Inability to Implement Liquidity Transactions: We typically aim to invest in projects that can be liquidated (i.e., sold) within approximately five years. However, there is no guarantee that we will be able to successfully pursue a liquidity event with respect to any of our projects. Market conditions may delay or even prevent the Manager from pursuing liquidity events. If we do not or cannot liquidate our real estate portfolio, or if we experience delays due to market conditions, this could delay investors’ ability to receive a return of their investment indefinitely and may even result in losses.

Need for Additional Capital: The Company relies on raising capital to execute its business plan in several ways:

●	The Company’s focus on “value add” projects implies that once the Company acquires a project it will spend money on renovations.

●	Access to ready capital allows the Company to acquire quality projects that it might otherwise lose.

●	The more equity the Company has in a project, the lower its borrowing costs.

●	With adequate capital the Company can afford to hold projects longer, if it believes a longer hold period will increase returns.

There is no guarantee that the Company will be able to raise the capital it needs or on terms that are not adverse to the interests of investors.

Risk of Dilution: If we raise additional capital in the future by issuing equity interests in the Company, your ownership interest would be diluted.

Future Securities Could Have Superior Rights. The Company may issue securities in the future that have rights superior to the rights associated with the Class A Investor Shares. For example, the holders of those securities could have the right to receive distributions before any distributions are made to investors, or distributions that are higher, dollar for dollar, than the distributions paid to the holders of the Class A Investor Shares, or the right to receive all their money back on a liquidation of the Company before the holders of the Class A Investor Shares receive anything.

SEC Regulation and Oversight: The Concurrent Offering of unregistered securities is being conducted pursuant to Regulation A. Regulation A is a provision of the federal securities laws that permits the offer and sale of unregistered securities if, and only if, specific requirements are met. We are confident that the Concurrent Offering satisfies the requirements of Regulation A. However, the SEC oversees all Regulation A offerings; as such, the SEC has the authority to suspend (temporarily or permanently) any Regulation A offering if it suspects or determines that there have been material violations of Regulation A’s requirements. Were that to happen, the Company’s ability to raise additional capital (under either Regulation A or other provisions of the federal securities laws) could be substantially impaired or even precluded completely.

Risk of Failure to Comply with Securities Laws: Affiliates of the Company have previously offered and sold unregistered securities relying on well-established registration exemptions under Regulation D and Regulation A. The Concurrent Offering by the Company relies on the exemption under Regulation A. In each instance, the affiliates and/or the Company have relied on, and followed, the advice of experienced securities lawyers. Thus, the affiliates and the Company believe in good faith that their offers and sales of unregistered securities have qualified (or, in the case of the Company, will qualify) for the applicable exemptions. If the affiliates and/or the Company are mistaken, however, and their offers and sales of unregistered securities did not qualify for any exemption from registration, the Federal government and State regulators could impose monetary and other sanctions. In addition, there is a risk that investors could then file private lawsuits based on the same allegations.

Risks Associated with Leverage: We borrow money to finance most or all of the projects in which the Company invests. While debt financing can improve returns in a good market, it carries significant risks in a bad market and therefore increases our vulnerability to downturns in the real estate market or in economic conditions generally. There is no guaranty that we will generate sufficient cash flow to meet our debt service obligations, and we may be unable to repay, refinance or extend our debt when due. We may also give our lender(s) security interests in our assets as collateral for our debt obligations. If we are unable to meet our debt service obligations, those assets could be foreclosed upon, which could negatively affect our ability to generate cash flows to fund distributions to investors. We may also be required to sell assets to repay debt and may be forced to sell at times that are unfavorable to the Company, which would likewise negatively affect our ability to operate successfully.

Uninsured Losses: The Manager or an affiliate of the Manager tries to ensure that each project carries adequate insurance coverage against foreseeable risks. However, there can be no assurance that our insurance will be adequate and insurance against some risks, like the risk of earthquakes and/or floods, might be unavailable altogether or available at commercially unreasonable rates or in amounts that are less than the full market value or replacement cost of the underlying properties. Hence, it is possible that a project could suffer an uninsured loss, resulting in a loss to the Company and its investors.

SEC Administrative Proceeding with Affiliate: As discussed more fully below in “SEC Administrative Proceeding with Affiliate,” an affiliate of the Company was involved in an administrative proceeding with the Enforcement Division of the SEC regarding the affiliate’s alleged violations of Regulation A during an unregistered securities offering. In 2023 the affiliate entered into a settlement with the SEC that ended the administrative proceeding with no fines or penalties beyond agreeing that its exemption under Regulation A remain permanently suspended.

Broad Investment Strategy: The Manager has broad discretion to choose projects. An Investor might prefer a more focused strategy.

Loss of Uninsured Bank Deposits: Any cash the Company has on hand from time to time will likely be held in regular bank accounts. While the FDIC insures deposits up to a specified amount, it is possible that the amount of cash in the Company’s account would exceed the FDIC limits, resulting in a loss if the bank failed.

Potential Liability to Return Distributions: Under some circumstances, investors who receive distributions from the Company could be required to return some or all of those distributions. However, investors generally will not be liable for the debts and obligations of the Company beyond the amount they paid for the Class A Investor Shares.

Limited Liability of Manager: Under the Company’s Limited Liability Company Agreement, the grounds for which an Investor may sue the Manager are limited. For example, the Limited Liability Company Agreement waives all fiduciary obligations of the Manager. This means that except in rare circumstances, you will not be able to sue the Manager even if the Manager makes mistakes and those mistakes cost you money.

Limited Participation in Management: Investors do not have a right to vote or otherwise participate in managing the Company. For example, investors will have no voice in selecting the projects in which the Company invests, deciding on the terms of the investment, or deciding when a project should be sold. Only those willing to give complete control to our management team should consider an investment in the Company.

Reliance on Management: The success of the Company depends almost exclusively on the abilities of its current management team. If any of these individuals resigned, died, or became ill, the Company and its investors could suffer.

Conflicts of Interest: The interests of the Manager could conflict with the interests of investors in a number of important ways, including these:

●	The interests of investors might be better served if our management team devoted its full attention to the business of the Company. Instead, our team manages a number of different projects for a number of different companies.

●	The Company may not consider investing in projects other than those controlled by the Manager and its affiliates, even if the projects in question represent better opportunities.

●	The Manager and its affiliates may not invest significant equity in the Company or in the projects in which the Company invests. If they do not, their economic interests could be in conflict with the interests of investors.

●	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

●	The lawyers who prepared the Limited Liability Company Agreement, the Investment Agreement, and this Offering Circular represent us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Concurrent Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Choice of Law and Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be governed by Delaware law and handled solely in the state or federal courts located in San Diego, California. We included these provisions primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its investors, and (iv) the Company’s principal place of business is in San Diego, California. These provisions could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Limitation on Rights in LLC Agreement: The Company’s Limited Liability Company Agreement limits your rights in several important ways, including these:

●	The LLC Agreement significantly curtails your right to bring legal claims against management.

●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	Investors can remove the Manager only in very limited circumstances, even if you think the Manager is doing a bad job.

●	The Manager is allowed to amend the LLC Agreement in certain respects without your consent.

●	The LLC Agreement restricts your right to sell or otherwise transfer your Class A Investor Shares.

●	The LLC Agreement gives the Manager the right to buy back your Class A Investor Shares without your consent if the Manager determines that (i) the Company would otherwise become subject to the Employee Retirement Income Security Act of 1974 (after referred to as “ERISA”), or (ii) you have engaged in certain misconduct.

●	The LLC Agreement provides that all disputes will be conducted in San Diego County, California.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, an Investor is required to sign our Investment Agreement. The Investment Agreement will limit Investor rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

●	Any claims arising from your purchase of Class A Investor Shares or the Investment Agreement must be brought in the state or federal courts located in San Diego, California, which might not be convenient to you.

●	You would not be entitled to a jury trial.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages.

●	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

Limits on Transferability: There are several obstacles to selling or otherwise transferring your Class A Investor Shares other than through this rescission offer:

●	There is no established market for Class A Investor Shares and you could have difficulty finding a buyer.

●	Under the Limited Liability Company Agreement, Class A Investor Shares may not be transferred in some circumstances.

●	If you want to sell your Class A Investor Shares, you must first offer them to the Manager.

●	Under the Limited Liability Company Agreement, Class A Investor Shares may not be transferred if the Manager determines that the transfer could jeopardize the status of the Company as a REIT.

●	To qualify as a REIT, the Limited Liability Company Agreement limits the amount of the Company that any one person may own, which may restrict your ability to sell Class A Investor Shares to others who have invested in the Company.

Taking all that into account, if you do not participate in this rescission offer you should plan to own your Class A Investor Shares indefinitely.

Reduced Disclosure Requirements Under the JOBS Act: The Class A Investor Shares are being offered pursuant to Tier 2 of Regulation A, as amended pursuant to the Jumpstart Our Business Startups Act of 2012 (known as the “JOBS Act”). Regulation A does not require us to provide you all the information that would be required in a registration statement in connection with an initial public offering (IPO) of securities. As a Regulation A issuer, we are also not subject to the same level of ongoing reporting obligations as a typical public reporting company, including, but not limited to, many of the disclosure requirements applicable to public reporting companies under the Securities Exchange Act of 1934.

We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act. If the Company were to become a public company (e.g., following an IPO) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs, but could also mean that investors receive less information and receive fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless the Company becomes a public reporting company, which we do not plan or foresee.

We Are Not Subject to the Corporate Governance Requirements that Apply to Companies Listed on a National Exchange: Companies whose securities are listed on a national stock exchange (for example, the New York Stock Exchange) are generally subject to a number of rules about corporate governance that are intended to protect investors. For example, the major U.S. stock exchanges require listed companies to have an audit committee made up entirely of independent members of the board of directors (i.e., directors with no material outside relationships with the company or management), which is responsible for monitoring the Company’s compliance with the law. As of the date of this Offering Circular, neither the Class A Investor Shares nor any other securities of the Company are listed on a national exchange, and it is likely that our securities will never be listed on a national exchange. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national exchange.

Regulation As An Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost doing so. In addition, if it were determined that the Company had operated as an investment company without registering as such, we could be subject to significant penalties and, among other things, any contracts the Company had entered into could be rendered unenforceable. As described in “Investment Company Act Limitations.” We intend to conduct our business so that we are not treated as an investment company. However, we might not be successful.

Failure to Satisfy Conditions of a REIT; Taxes on REITs: We intend to elect to be taxed as a real estate investment trust, or “REIT,” under Sections 856 through 860 of the Internal Revenue Code (the “Code”) for purposes of federal income taxes. To qualify as a REIT, the Company must satisfy a number of criteria, both now and on an ongoing basis. Should the Company fail to satisfy any of these criteria, even inadvertently, it could become subject to penalty taxes and/or lose its REIT status altogether, which would make the Company subject to federal income tax and thereby reduce the returns to investors substantially. Further, even if it maintains its REIT status, the Company could be subject to various taxes in some situations. While the Company intends to seek guidance from tax advisors and operate its business accordingly, there is no guaranty that it will be able to avoid taxes and maintain its qualification as a REIT.

REIT Requirements Could Restrict Actions: REITs are subject to a 100% tax on income from “prohibited transactions,” which include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets and other investments at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Required Distributions: As a REIT, we generally must distribute 90% of our annual taxable income to our investors. From time to time we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our investments, potentially at disadvantageous prices, or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts to invest in real estate assets and other investments. Moreover, the distributions received by our stockholders in such an event could constitute a return of capital for federal income tax purposes, as the distributions would be in excess of our earnings and profits.

Federal and State Income Taxes as a REIT: Even if the Company qualifies and maintains its qualification as a REIT, it may be subject to federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. The Company may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. The Company may also decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Company’s investors will be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt would have no benefit from their deemed payment of such tax liability. The Company may also be subject to state and local taxes on its income or property. Any federal or state taxes paid by the Company will reduce the Company’s operating cash flow and cash available for distributions.

FIRPTA Tax on Non-U.S. Sellers: A non-U.S. Investor who sells Class A Investor Shares for a gain would generally be subject to tax under the Foreign Investment in Real Property Tax Act (FIRPTA) if the Company does not qualify as a “domestically controlled REIT,” meaning a REIT in which less than 50% of the value of the outstanding shares are owned by non-U.S. persons. We intend to qualify as a domestically controlled REIT, but there can be no assurance we will always do so.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

RESCISSION OFFER

Background

Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend or supplement its offering statement to update the financial information in the offering circular and to reflect any other changes to its disclosure including changes to the offering price. The Company failed to file a post-qualification amendment to its offering statement (Commission File No. File No. 024-12040) that was qualified by the SEC on September 27, 2023 on a timely basis in order to continue our initial offering under Regulation A.  As a result, that offering statement was no longer available for the Company to sell Class A Investor Shares to investors who made purchases after September 27, 2024 through December 11, 2024. Class A Investor Shares sold during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission. In order to address this issue, we are making this rescission offer to all stockholders who purchased Class A Investor Shares during the period September 28, 2024 to December 11, 2024.

Rescission Offer and Price

We are making the rescission offer to all persons who purchased stock during that period. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $266,250 plus statutory interest. We believe this amount represents our aggregate exposure under federal and state securities laws.  The rescission offer covers an aggregate of 26,625 Class A Investor Shares.

We intend to make the rescission offer to the holders of Class A Investor Shares who purchased these shares as soon as this offering statement is qualified by the SEC. The rescission offer will be kept open for at least 20 business days after the date on which the offering statement for the rescission offer is qualified. The rescission offer is open until 5 p.m. Pacific Time on April [_], 2025.

In order to participate in the rescission offer, each holder of Class A Investor Shares will be required to complete and sign the electronic election form that will be sent to those who qualify for the rescission offer. Each holder who accepts the rescission offer must accept the rescission offer with respect to all of the shares that holder purchased from September 28, 2024 through December 11, 2024.

After completion of those steps, we will repurchase the shares that are subject to the rescission offer at $10.00 per Class A Investor Share.

Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer. We intend to use the legal rates of interest for the repurchase of shares based on the state in which the investor resides on the date it purchased the shares. These interest rates are as follows:

State	Interest Rate	State	Interest Rate
Arizona	8.5%	Nevada	10%
California	7%	New Hampshire	10%
Colorado	6 8%	New Jersey	5.50%
Connecticut	8%	New Mexico	8.75%
Delaware	9.5%	New York	9%
Florida	9.38%	North Carolina	8%
Georgia	7%	North Dakota	6%
Hawaii	10%	Ohio	--%
Idaho	10.25%	Oregon	9%
Illinois	10%	Pennsylvania	6%
Indiana	8%	Rhode Island	12%
Iowa	6.12%	South Carolina	8.75%
Kentucky	8%	South Dakota	1% per month
Kentucky	8%	Tennessee	10%
Maine	7.06%	Texas	6%
Maryland	10%	Utah	12%
Massachusetts	6%	Virginia	6%
Minnesota	6%	Washington	8%
Missouri	8%	Wisconsin	5%

Acceptance

The Company will inform eligible investors by email twice, once within seven days after qualification of the rescission offer, and once halfway through the offer period. It will use the investor’s last known good email address as recorded on the books and records of the Company.

The email will direct investors to the Company’s website at www.diversyfund.com where an outline of the offer, the details specific to the investor, a link to this offering circular, and a button to initiate acceptance of the rescission offer will be presented.

We will deliver the cash representing the repurchase price for the shares in U.S. dollars to the bank account listed in the investor’s account profile on the Company’s investment portal at www.diversyfund.com.

Rejection or Failure to Affirmatively Accept

An eligible investor who fails to accept or who elects to reject the rescission offer will retain ownership of the Class A Investor Shares and will not receive any cash for those securities in connection with the rescission offer.

Solicitation

We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to eligible investors in connection with the rescission offer.

Neither we nor our officers and directors make any recommendations with respect to the rescission offer. Investors covered by the rescission offer are urged to read this Offering Circular carefully and to make an independent evaluation with respect to the terms of the rescission offer.

Effect of Rescission Offer

Our making this rescission offer may not terminate a purchaser’s right to rescind a sale of securities that was not registered or qualified under the Securities Act or applicable state securities laws and was not otherwise exempt from registration or qualification. If a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher.

OUR COMPANY AND BUSINESS

Overview

The Company was formed to invest in real estate projects across the United States. The Company focuses primarily on multifamily value-add properties but also looks for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage, and medical office projects. The Company may seek to identify existing projects that have become distressed as a result of the COVID-19 pandemic and economic policies, including the rapid rise in interest rates, that were undertaken to address the pandemic’s economic fallout.

Investments Through Other Entities

Sometimes the Company may own real estate directly. Most of the time, however, the investments made by the Company are through other entities (“Project Entities”). For example, when the Company invests in a multifamily property, the property will likely be owned by a different entity, such as a limited partnership or a limited liability company. Typically, Project Entities are controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it will retain control rights, meaning the Company’s consent will be required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated July 5, 2022, which we refer to as the “LLC Agreement.” A copy of the LLC Agreement is filed as Exhibit 2.2 to the offering statement of which this Offering Circular forms a part.

Management

The Company is managed by the Manager. The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including investors who purchase Class A Investor Shares in the Concurrent Offering, generally have no right to participate in the management of the Company.

There is only one exception: the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “Summary of our LLC Agreement and Authorizing Resolution – Management.”

Investment Strategy

The Company seeks to invest in a diversified portfolio of predominantly multifamily value add real estate assets throughout the United States.

Specifically, we intend to invest primarily in multifamily value-add projects in markets that exhibit a trend of strong population and job growth and other favorable local market conditions. The value-add investment strategy entails (i) buying a project that in many instances is already stabilized and creating cash flow, (ii) implementing a capital expenditure program where we renovate both the interior units and the exterior of the property over a 18 to 36 month period, and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations will allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

In addition, the Company may build or invest in new multifamily projects where it believes it can expect a significant profit and may also lend money to real estate projects to generate current yield.

The Multifamily Real Estate Sector

Historically, the multifamily market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

The global COVID-19 pandemic interrupted some of these positive fundamentals, causing the multifamily housing market to experience more market turbulence than in recent previous years. While many of the direct impacts of the COVID-19 pandemic had eased by the beginning of 2024, the longer-term macroeconomic effects on global supply chains, inflation, labor shortages and wage increases continue to impact many industries including ours. In particular, the increase in inflation led to a rapid rise in interest rates not seen in decades, which created further uncertainty for the economy in general and for the multifamily market in particular. Increases in interest rates adversely affect our ability to obtain financing for our investments or to refinance existing loans when the lending term ends. At the same time higher interest rates may tend to push would-be home buyers into rentals, increasing demand in some regions for multifamily properties. In September 2024 the Federal Reserve cut interest rates by 50 basis points, its first rate cut since March 2020, and it followed with two more rate cuts by the end of the year while also signaling a slowdown in interest rate cuts for 2025. The prevailing interest rate generally moves in tandem with the inflation rate and should inflation pick up again in early 2025, we expect the Federal Reserve to delay further rate cuts or even raise rates in an attempt to dampen resurgent inflation fires.

Nonetheless we remain optimistic about the medium- to long-term outlook of the multifamily market and believe the current market still presents investment opportunities. First, the number of new units coming onto the market remains unequal to ever-increasing demand for housing, particularly in certain regions of the country where a significant portion of the population decamped during and after the pandemic. If the new administration’s tariffs curtail new homebuilding as expected, homebuilders will struggle to match demand for new housing, and the potential for interest rate increases will put increasing pressure on the residential construction industry, extending or exacerbating the American housing shortage. Second, the rapid rise in interest rates from 2022-2024 led to tighter credit markets and increased credit standards for banks originating new loans, augmenting the pool of persons interested in multifamily housing, although this demand has not been spread evenly across the country. These factors combined to reduce the pool of persons available to purchase single-family homes and to increase the demand for multifamily housing.

The Commercial Real Estate Market

The commercial real estate market, of which multifamily real estate is one subsector, has experienced market challenges in many locations throughout the United States, particularly in the largest cities which saw the steepest increase in demand leading up to the pandemic years. While retail, hospitality and office assets continue to experience significant vacancies and some markets have seen softening in multifamily rents due to new construction deliveries in 2024, we expect the multifamily market in many markets will remain relatively stable given the overall housing shortage.

The Distressed Real Estate Market

In 2022, we began to see signs of distressed assets in the market, which may allow us to purchase assets at a significant discount. We monitor certain markets for opportunities to invest in distressed assets and may seek to take advantage of these opportunities where we are able to negotiate a purchase price that represents a significant discount to true market value.

Due Diligence

When the Company identifies a location or a potential property, it typically signs a contract and places an escrow deposit to be held with the designated escrow agent. The Company then conducts extensive due diligence, including physical site inspections, environmental studies, a review of applicable zoning and land use restrictions, title reports, a review of leases, a review of the revenues and expenses from the property, and a study of the local market conditions.

Based on its due diligence, the Company determines whether to move forward with the acquisition of or investment in the property.

Evaluating Alternatives

During the initial 12-36 months of owning and managing a property, the Company analyzes market conditions and decides whether the property should be maintained, refinanced, restructured (i.e., condominium conversion), or quickly resold.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development or renovation, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company pays close attention to the ongoing market cycles (including changes in macroeconomic factors such as rising inflation and higher interest rates) in an effort to maximize returns to investors and, given current market conditions, we believe we will be well-positioned to capitalize on the natural ebbs and flows of the real estate investment life cycle.

Use of Leverage

We expect to use leverage on most of the real estate properties we invest in, meaning we use debt to finance a portion of the purchase price. In general, for multifamily value-add projects we target a loan-to-cost ratio of 65%—75%, although that ratio could be higher or lower for specific properties. In certain cases, depending on the property and its underwriting, we may also use mezzanine debt or preferred equity.

Allocation of Projects between the Company and Other Entities

The Sponsor controls other entities focused on real estate assets in the United States, primarily multifamily properties. Although the scope of the Company’s activities may differ in some instances, there may be other instances in which a project fits the investment strategy of both the Company and another entity. In that case we evaluate the project seeking to balance each portfolio.

We try to keep the portfolios balanced in several ways

●	Geographic Balance. We try to keep the portfolios balanced geographically. If a new project is located in North Carolina and another entity already owns three projects in North Carolina, the new project might make more sense in the Company.

●	Risk Balance. Each project carries a risk/reward profile. If a new project is weighted toward a higher risk/reward profile and the Company’s portfolio is already weighted in that direction, the new project might make more sense in another entity.

●	Balance in Property Rating. Multifamily projects are rated A, B, and C, in declining quality. We seek to achieve an average rating of B in each portfolio.

If, in the end, a new project makes equal sense in the Company and another entity controlled by the Sponsor, it is possible that multiple portfolios will invest in that project.

Term of the Company

The LLC Agreement provides for a five-year term with the option of up to two additional one-year extensions at the discretion of the Manager.

To wind down the Company, the Manager will seek to generate liquidity for investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to investors on an orderly basis. Sales and refinancing, including during the wind down period, will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and investors, or that we will be able to do so within the time frame we have anticipated.

PAST PERFORMANCE: OUR TRACK RECORD SO FAR

Narrative Summary

The Sponsor of the Company is DiversyFund, Inc. The principal owners of the Sponsor are Alan Lewis and Craig Cecilio.

The Sponsor was formed in August 2016. Since inception, the Sponsor or its affiliates (including other entities of which either Mr. Lewis or Mr. Cecilio was a principal) have acted as the sponsor of nine real estate investment opportunities offered to investors under SEC Regulation D, which we refer to as “Regulation D Programs,” and three real estate investment trusts (in addition to the Company). In the aggregate, the Regulation D Programs have raised $18,987,872 from 208 investors and purchased or built nine individual properties, all located in California or Texas. Of these, six properties have been sold or otherwise disposed of. The first five Regulation D Programs involved new construction of single-family homes and multifamily properties, and all were oriented more toward “growth” than “income” objectives.

None of the Regulation D Programs (i) has been registered under the Securities Act; (ii) has been required to report under section 15(d) of the Securities Exchange Act of 1934; (iii) has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or (iv) has, or has had, 300 or more security holders.

In addition, the Sponsor previously launched three other investment funds similar to the Company. DF Growth REIT, LLC (“Growth REIT I”) raised approximately $65,113,948 from 25,527 investors and as of December 31, 2023, Growth REIT I had $52,122,039 invested in 11 multifamily real estate projects located throughout the United States, six of which are managed by our Sponsor. As of December 31, 2023, Growth REIT I had $85,494,294 (net of accumulated depreciation) in fixed asset book value in real estate properties; investments in joint ventures of $7,342,521 (fixed asset book value, net of accumulated depreciation); and $11,521,542 (fixed asset book value, net of accumulated depreciation) in real estate equity investments.

As of December 31, 2023, DF Growth REIT II, LLC (“Growth REIT II”) had raised approximately $11,346,778 from 4,584 investors and invested $8,963,235 in five multifamily real estate projects, three of which are managed by our Sponsor.

As of December 31, 2023, Value Add Growth REIT III, LLC (“Growth REIT III”) had raised approximately $4.8 million from 2,017 investors and invested $3,420,304 in one existing multifamily real estate project, Onyx on Park, located in San Diego, CA, which is managed by a third-party.

Growth REIT I and Growth REIT II prepare and file public reports as required by Regulation A, including annual and semi-annual reports. All public filings of Growth REIT I and Growth REIT II are available on EDGAR, the SEC’s electronic portal, and will be provided to prospective investors upon request and free of charge. Growth REIT I and Growth REIT II have terminated their Regulation A offerings and are not accepting any new investors. The term of each of Growth REIT I and Growth REIT II is expected to be up to seven years after which each REIT will be liquidated and the proceeds distributed to investors.

Growth REIT III prepares and files an annual report, as required by Regulation CF, which is available on EDGAR. Growth REIT III has also terminated its offering and is not accepting any new investors. The term of Growth REIT III is expected to be up to seven years after which it will be liquidated and the proceeds distributed to investors.

Some of the Regulation D Programs and each of Growth REIT I, Growth REIT II and Growth REIT III have investment objectives similar to those of the Company.

Each of the following properties have been built or acquired, or an equity or debt investment has been made in it, during the last four years by Growth REIT I, Growth REIT II, Growth REIT III or a Regulation D Program as of December 31, 2023:

Entity	Property Type	Location	Financing
DiversyFund Granito LLC	Single Family Residence	Los Angeles, CA	Debt
DiversyFund Park Blvd LLC (Onyx on Park)	59 Units Multifamily	San Diego, CA	Equity
DiversyFund Monterey LLC	Single Family Residence	Monterey, CA	Debt
The Sardinia Group Inc.	8 Units Student Housing	San Diego, CA	Equity
DF Summerlyn LLC	200 Units Multifamily	Killeen, TX	Equity
McArthur LG, LLC	121 Units Multifamily	Fayetteville, NC	Equity
BLVDW NC LLC	242 Units Multifamily	Greenville, NC	Equity
Woodside Highland UT LLC	54 Units Multifamily	Highland, UT	Equity
4500 South State Street UT LLC	36 Units Multifamily	Murray, UT	Equity
Swaying Oaks	64 Units Multifamily	San Antonio, TX	Equity
Cobble Hill	136 Units Multifamily	Fort Worth, TX	Equity
The France (524 SW ST. Lucie, LLC)	30 Units Multifamily	Stuart, FL	Equity
Azul (201 SW Joan Jefferson Way LLC)	49 Units Multifamily	Stuart, FL	Equity
Avalon I (WRTH North Charleston, LLC)	145 Units Multifamily	North Charleston, SC	Equity
Avalon II (NCP Dove, LLC)	285 Units Multifamily	North Charleston, SC	Equity
Mission Villas SA, LLC	176 Units Multifamily	San Antonio, TX	Equity
Village Creek	184 Units Multifamily	Fort Worth, TX	Equity
The Independent	61Units Multifamily	Sand City, CA	Equity
Avalon II (NCP Dove, LLC)	285 Units Multifamily	North Charleston, SC	Debt

For more detailed information about these acquisitions, please see Table IV of the prior performance tables. Of course, the prior performance of any other program or affiliate cannot be relied upon as an indicator that the Company and investors in the Concurrent Offering will achieve similar results in the future.

Prior Performance Tables

For more information about the prior Programs, presented as of December 31, 2023, please refer to “APPENDIX – RESULTS OF PRIOR PROGRAMS.”

WHAT IS A REIT, ANYWAY?

The Company intends to be treated as a Real Estate Investment Trust, or “REIT.”

A REIT is just a tax concept: an entity that is treated as a corporation for Federal income tax purposes and satisfies a long list of requirements listed in section 856 of the Internal Revenue Code. These requirements include:

●	The kinds of assets it owns

●	The kind of income it generates

●	Who owns it

●	How much of its income it distributes to its owners

A REIT is not a function of securities laws. Thus, many REITs have “gone public” by offering their securities in offerings that are registered under the Securities Act, while many other REITs are still private. Some “public” REITs have registered their shares on a national securities exchange, allowing the shares to be publicly traded, while the shares of other “public” REITs are traded privately. There are very large REITs and very small REITs, and everything in between. Some REITs invest in one class of real estate assets, others invest in completely different classes of real estate assets (e.g., only mortgages), and still others invest in multiple classes of real estate assets. The only thing all these companies have in common, being REITs, is that they all satisfy the requirement in section 856 of the Code.

Why go through the headache of satisfying all those rules to become a REIT? Just taxes:

●	If the Company were a regular limited liability company, not a REIT, then the income of the Company would be reported to investors on Form K-1. Transferring the information from Form K-1 to his or her own personal tax return can be difficult and time-consuming.

●	Conversely, if the Company were a corporation and did not qualify as a REIT, it would be subject to tax on its income at the corporate level, and investors would then be subject to tax again when the Company distributed its income, resulting in two levels of tax on the same income.

●	As a REIT, the Company will not itself be subject to tax, and investors will receive only a simple Form 1099 to report their income from the Company.

If you are interested, you can read much more detailed information about the tax treatment of REITs in “Federal Income Tax Consequences.”

The Company is a limited liability company for purposes of state law but has elected to be treated as a corporation for Federal income tax purposes. That’s what allows the Company to be treated as a REIT.

OUR ORGANIZATIONAL STRUCTURE

When investors buy Class A Investor Shares, they buy an interest in Value Add Growth REIT IV, LLC, which is a Delaware limited liability company that has made an election to be taxed as a corporation and as a REIT for Federal income tax purposes. We refer to that entity as the “Company.”

Apart from investors, the only other member in the Company is DiversyFund, Inc., which we refer to as the “Sponsor.” The Sponsor’s ownership of the Company’s common stock does not create any economic ownership of the Company’s equity value, however, and the economic benefit of the Sponsor’s ownership of the Company’s common stock is limited to the right to receive the Promoted Interest. The Sponsor will not participate in any distribution of dividends to holders of the Class A Investor Shares.

Of course, the Company could admit additional members in the future.

DF Manager, LLC, a Delaware limited liability company, which we refer to as the “Manager,” controls all of the aspects of the Company’s business and operations, including investment decisions (that is, deciding which properties to buy and sell and when to buy and sell them).

The following diagram illustrates the organizational structure of the Company. Investors, who hold 100% of the members’ equity of the Company, are included in the box at the lower left:

MANAGEMENT TEAM

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Craig Cecilio	Chief Executive Officer*	51	Indefinite	15 Hours
Alan Lewis	Chief Financial Officer*	48	Indefinite	15 Hours

*	Mr. Cecilio and Mr. Lewis are officers of DiversyFund, Inc., the Sponsor. The Sponsor is the sole member, and the manager, of DF Manager, LLC, which is the Manager of the Company. The Company does not have any employees, directors or officers of its own.

Business Experience

Craig Cecilio serves as Chief Executive Officer of the Manager and has served as Chief Executive Officer and Co-Founder of the Sponsor since its inception. Mr. Cecilio has worked in the real estate industry for nearly 23 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family residences in California as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate lending business, Coastal California Funding Group, Inc., which underwrote and financed and developed commercial and residential properties principally in California markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business. Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of real estate-backed bridge loans. In some cases, the fund was used to “pre-fund” some real estate projects of Company affiliates. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets and has developed and managed over $50 million of commercial and residential property (renovations and ground-up). Mr. Cecilio has a Bachelor of Arts from the University of Colorado at Boulder.

Alan R. Lewis is the Chief Financial Officer of the Manager and has served as Chief Operating Officer and Co-Founder of the Sponsor since its inception. Prior to the launch of the Manager, he was the head of the real estate private equity division of a real estate investment and development firm based in Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multifamily projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently as Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects. Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm. His practice included IPOs, mergers and acquisitions, and commercial real estate including the acquisition and refinancing of several Fifth Avenue commercial buildings and acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has led or worked on transactions totaling over $41 billion. Mr. Lewis has a Bachelor of Arts from Brigham Young University and a Juris Doctor from Columbia Law School.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, while Mr. Cecilio and Mr. Lewis own a significant portion of and control the Sponsor.

Family Relationships

There are no family relationships among the Executive Officers and Significant Employees of the Company.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

One of our affiliates has been the subject of an SEC proceeding. See “SEC Administrative Proceeding with Affiliate.” Related to the SEC’s inquiry, in December 2022 attorneys for three shareholders in that affiliate brought a putative class action against DF Growth REIT II, LLC; DF Growth REIT I, LLC; the Sponsor; and Craig Cecilio and Alan Lewis as principals of the Sponsor. The suit largely piggybacks on the SEC’s claims, alleging that the named shareholders were thereby misled, and seeks compensation for their losses as well as reimbursement of all attorneys’ fees, costs and interest on those fees. In the event of a favorable verdict, California law provides reimbursement of actual economic losses or a right of rescission if no economic loss has been sustained. We have engaged defense counsel experienced in defending securities litigation as well as securities class action suits and we intend to defend aggressively against these claims.

COMPENSATION OF MANAGEMENT

Executive Officers

Each of the executive officers of our Manager also serves as an executive officer of the Sponsor. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals manage our day-to-day affairs; oversee the review and selection of investment opportunities; service acquired investments; and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of the Manager and Sponsor

Our Manager and our Sponsor receive fees and expense reimbursements for services related to the Concurrent Offering and for the investment and management of the Company’s assets. The items of compensation paid by the Company to our Manager and our Sponsor are summarized in the table below. Typically, the Company makes an investment into a limited liability company that owns a property (a “Property LLC”). In many cases, Property LLCs are partially owned by affiliates of our Sponsor or by third parties. Property LLCs pay certain fees to the Sponsor and, in instances where a Property LLC is owned by more than one investor, each investor is “allocated” a share of the total amount of fees paid based on the investor’s ownership percentage of the Property LLC at the time the fee was incurred. Such allocations may be adjusted to take into account any applicable fee caps (such as capped acquisition fees).

Fees

Type of Fee	Description and Amount
Organization & Offering Expense Reimbursement	The Company reimburses the Sponsor for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Concurrent Offering, including:

	●	production of fund formation and legal and disclosure documents;

	●	payroll expenses and other software development costs including fees paid to vendors, contractors and consultants related to development and maintenance of a website and smart phone application used to market the Company and to operate the fintech platform for investors;

	●	marketing and solicitation expenses including payroll expenses and fees paid to vendors, contractors, and consultants;

	●	legal and compliance costs including payroll expenses and fees paid to vendors, contractors and consultants.

For the period ended December 31, 2023, the Company paid $17,280 in organization and offering expense reimbursements to the Sponsor. The Organization & Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares.

Estimate: We expect to incur additional expenses in the Concurrent Offering. The total amount of the organization and offering fee depends on the amount of capital raised. We cannot make a reasonable estimate at this time.

Asset Management Fee	The Sponsor may charge the Company an annual asset management fee equal to 0.5% of the capital raised from the sale of Class A Investor Shares. For the period ended December 31, 2023, the Company paid $0 in asset management fees to the Sponsor.

Estimate: The total amount of the asset management fee depends on the amount of capital raised. We cannot make a reasonable estimate at this time.

Acquisition Fee	The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

For the period ended December 31, 2023, the Company paid $0 in acquisition fees to the Sponsor.

Estimate: The total amount of the acquisition fee depends on the amount of capital raised and invested. For example, if the Company raises a total of $75,00,000 and maintains an average leverage ratio (borrowing) of 55%, the acquisition fee would range between $1,666,667 and $6,666,667.

Property Disposition Fee	Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

For the period ended December 31, 2023, the Company paid $0 in disposition fees to the Sponsor.

Estimate: The amount of the disposition fee will depend on the selling price of assets by the Company and any joint ventures and, in the case of joint ventures, the terms our Sponsor negotiates with joint venture partners. We cannot make a reasonable estimate at this time.

Financing Fee	Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

For the period ended December 31, 2023, the Company paid $562 in financing fees to the Sponsor.

Estimate: The amount of the financing fee will depend on the selling price of assets by the Company and any joint ventures and, in the case of joint ventures, the terms our Sponsor negotiates with joint venture partners. We cannot make a reasonable estimate at this time.

Construction Management Fee	The Sponsor may provide construction management services. If so, the Sponsor will be entitled to a construction management fee equal to 7.5% of actual construction costs.

For the period ended December 31, 2023, the Company paid $0 in construction management fees to the Sponsor.

Estimate: The amount of the construction management fee will depend on the nature and cost of the construction services the Manager provides. We cannot make a reasonable estimate at this time.

Guaranty Fee	If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor(s) will be entitled to a guaranty fee equal to 0.5% of the loan.

For the period ended December 31, 2023, the Company paid $0 in guaranty fees to the Sponsor or any affiliates.

Estimate: The amount of the guaranty fee will depend on the amount of loans requiring a guaranty. We cannot make a reasonable estimate at this time.

Other Fees	The Company or Project Entities may engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to investors.

For the period ended December 31, 2023, the Company paid $333 in other fees to the Sponsor.

Estimate: We cannot make a reasonable estimate of other fees at this time.

Timing of Payments of Fees and Expense Reimbursements

The compensation and expense reimbursement paid by the Company to the Manager and the Sponsor during each stage of the Company’s trajectory are as follows:

Stage	Compensation to Manager	Compensation to Sponsor		Amount of Compensation to Sponsor
Organization	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

Asset Acquisition Stage		●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

Operation Stage		●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

		●	Construction Management Fee	●	0-7.5% of actual construction costs

		●	Disposition Fee	●	1% of property sale price

Liquidation Stage		●	Disposition Fee	●	1% of property sale price

Co-Investment

The Sponsor and its affiliates may also purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other investors.

Promoted Interest

As described in “Securities of the Company – Distributions”, the Sponsor is entitled to share in certain distributions made by the Company, which we refer to as the “Promoted Interest.” We divide distributions into two categories: distributions of ordinary operating cash flow, if any, and distributions of the net proceeds from “capital transactions”. Distributions of net proceeds from capital transactions are paid in three stages: first, after investors have received a 7% cumulative, non-compounded annual return (a “Preferred Return”) on their investment, the Sponsor is entitled to a catchup return (“Catchup Return”) equal to approximately 53.85% of the Preferred Return paid to investors; second, after investors have received their Preferred Return and the Sponsor has received its Catchup Return, and investors have received a full return of allocated capital, the Sponsor is entitled to 35% of the remaining profits until investors have received an “internal rate of return” of 12%; and finally, after investors have received a 12% internal rate of return on their investment, the Sponsor is entitled to 50% of the remaining profits.

How much money the Sponsor receives as a Promoted Interest therefore depends on a number of factors, including:

●	How much capital is raised in the Concurrent Offering;

●	Investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to investors; and

●	The amount of expenses the Company incurs.

Reports to Investors

The Company files an annual report and semi-annual report that provide the owners of Class A Investor Shares information about the ongoing operations and financial results of the Company and details of the fees paid to the Sponsor, the Manager and their affiliates.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions they have received from the Company (not fees), over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

SECURITY OWNERSHIP OF MANAGEMENT

The limited liability company interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager has the authority to divide the 19,000,000 Investor Shares into one or more “classes,” by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 7,500,000 Class A Investor Shares.

As of the date of this Offering Circular, the limited liability company interests of the Company are owned as follows:

Common Shares

Beneficial Owner	Number of Shares	Percent of Class
DiversyFund, Inc.* 750 B Street Suite 1930 San Diego, CA. 92101	1,000,000	100%
DF Manager, LLC 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Alan Lewis 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Craig Cecilio 750 B Street Suite 1930 San Diego, CA. 92101	0	0%

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
Unrelated investors	211,152	100%

*	DiversyFund, Inc., the Sponsor, is controlled by Mr. Lewis and Mr. Cecilio.

VOTING RIGHTS OF OWNERS

Under the LLC Agreement, the Manager has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company or the Company, except that the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “Summary of Our LLC Agreement and Authorizing Resolution – Management.”

The Manager is owned by the Sponsor, which is controlled by Mr. Lewis and Mr. Cecilio. Thus, except as provided above, they have complete control over the Company.

SEC ADMINISTRATIVE PROCEEDINGS AGAINST AN AFFILIATE

An affiliate of the Company was a respondent in an administrative proceeding with the SEC. In November 2021 the SEC began an investigation of DF Growth REIT II, LLC (“REIT II”) and in January 2022 the SEC suspended REIT II’s offering and commenced an administrative proceeding to make the suspension permanent. The SEC alleged two violations (failure to begin the offering within two calendar days of qualification and use of an offering circular supplement instead of a post-qualification amendment to increase the maximum offering amount from $50 million to $75 million) and three types of misleading statements on the Sponsor’s website (related to the affiliation of DF Growth REIT, LLC with REIT II, to how much capital REIT II needed to raise from investors and to the fees charged to REIT II by the sponsor of REIT II). None of the SEC’s allegations involved financial or accounting misconduct or wrongdoing. On June 9, 2023, the administrative proceeding was settled when REIT II and the SEC agreed to a settled order that permanently suspended REIT II’s exemption under Regulation A. REIT II was not required to pay any fines or penalties. On August 10, 2023, the SEC informed REIT II that it was also concluding its investigation and did not intend to recommend an enforcement action against DiversyFund, REIT I, REIT II, DF Manager, Mr. Cecilio or Mr. Lewis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into a Management Agreement with the Manager, pursuant to which the Manager will provide management and investment management services as described in “Summary of LLC Agreement and Authorizing Resolution – Management.” Under the Management Agreement, the Company will pay the Sponsor certain fees as described in “Compensation of Management.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. Thus, the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them may also invest in the Company by purchasing Class A Investor Shares, along with other investors.

SECURITIES OF THE COMPANY

Description of Securities

Under The LLC Agreement, the Company may issue Class A Investor Shares and Common Shares. Investors own all the Class A Investor Shares while the Sponsor owns all the Common Shares. As of the date of this Offering Circular, 211,152 Class A Investor Shares and 1,000,000 Common Shares are issued and outstanding. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

●	The LLC Agreement, which is filed as Exhibit 2.2 to the offering statement of which this Offering Circular forms a part; and

●	The Authorizing Resolution, which is filed as Exhibit 2.3 to the offering statement of which this Offering Circular forms a part.

Price of Class A Investor Shares

We are offering Class A Investor Shares at $10 per share in the Concurrent Offering. During the term of the Concurrent Offering, we may increase or decrease the price per Class A Investor Share to reflect changes in the value of our assets and the amount of our liabilities, which will be determined by the Manager in its sole and absolute discretion.

To determine the price of the Class A Investor Shares, the Manager would:

●	Determine the fair market value of the Company’s assets, using appraisals and/or such other methods as the Manager may determine, including its own judgment;

●	Determine the amount of the Company’s liabilities; and

●	Determine the amount that a purchaser of Class A Investor Shares would receive if all of the assets of the Company were sold for their fair market values, less hypothetical sales commissions and transaction costs, all the liabilities of the Company were satisfied, and the net proceeds were distributed in accordance with the LLC Agreement.

Changes in the price of the Class A Investor Shares will be reflected in a supplement or amendment to the Offering Circular for the Concurrent Offering filed with the SEC. At this time, the Manager cannot reasonably estimate if, when or how often it will amend the Concurrent Offering price. Such amendments will depend upon numerous factors, including, but not limited to, (i) the amount of capital raised in the Concurrent Offering, (ii) our ability to effectively deploy the capital we raise, (iii) the timing of actual asset acquisitions and dispositions by the Company, and (iv) the value of assets acquired or disposed of by the Company.

Voting Rights

Owners of the Class A Investor Shares have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Manager exclusively. However, under certain circumstances investors have the right to remove the Manager for “cause.”

Distributions

We may make distributions periodically, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

We divide distributions into two categories:

●	Distributions of ordinary operating cash flow (for example, net income from the rental of a property, after expenses); and

●	Distributions of the net proceeds from “capital transactions” like sales or refinancing of properties (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow, if any, will be in the following order of priority:

●	Step One: First, investors will receive all the operating cash flow until they have received a 7% cumulative, non-compounded annual return on their invested capital. We refer to this as the “Preferred Return” of investors.

●	Step Two: Second, any remaining operating cash flow will be distributed to the owner of the Common Shares (the Sponsor) in an amount that bears the same proportion to the total Preferred Return paid to date as 35 bears to 65, i.e., approximately 53.85%. We refer to this as the “Catchup Return.”

●	Step Three: Third, any remaining operating cash flow will be distributed 65% to the investors on a pro rata basis, and 35% to the owner of the Common Shares.

Distributions of the net proceeds from capital transactions, if any, will be made in the following order or priority:

●	Step One: First, investors will receive all the net proceeds until they have received their entire Preferred Return.

●	Step Two: Second, any remaining net proceeds will be distributed to the owners of the Common Shares in an amount equal to the Catchup Return.

●	Step Three: Third, investors will receive any remaining net proceeds to return an allocable portion of the capital they invested.*

●	Step Four: Fourth, any remaining net proceeds will be distributed 65% to investors and 35% until investors have received an “internal rate of return” of 12%.

●	Step Five: Fifth, any remaining net proceeds will be distributed 50% to investors on a pro rata basis and 50% to the owner of the Common Shares.

We will make distributions of ordinary operating cash flow, if any, no more frequently than annually. Distributions of the net proceeds from capital transactions will be made, if at all, following the occurrence of a capital transaction.

*	When we say that all distributions of the net proceeds from capital transactions will first be distributed to investors until they have received an “allocable portion” of the capital they invested, we mean that when the Company enters into a capital transaction like a sale or refinancing, and decides to distribute some or all of the proceeds (as opposed to reinvesting the proceeds in other properties), the Manager will allocate all of the capital contributed by investors (less any previous distributions of capital) among all of the properties owned by the Company, based on an estimate of the fair market value of each property (less debt encumbering each property). This will allow the Manager to determine how much capital is allocable to the property involved in the capital transaction.

NOTE CONCERNING CALCULATION OF PREFERRED RETURNS: In general, we calculate the Preferred Return of investors beginning on the last day of the quarter in which an Investor purchases Class A Investor Shares, based on the calendar year.

How We Decide Whether to Make a Distribution and How Much To Distribute

To decide how much to distribute, we start with our revenues, which may include proceeds from the sale or refinancing properties and rental income, and then subtract our actual expenses, which may include items such as management fees (including fees to the Sponsor or Manager), bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, legal and accounting fees, travel expenses, and fees paid to third parties. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we may distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty of Distributions

We can distribute only as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute anything to investors.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not compromise the Company’s election to be taxed as a REIT for purposes of Federal income taxation.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the redemption would be beneficial in allowing the Company to retain its status as a REIT.

●	If the Manager determines that (i) such Investor made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company; (iii) the Manager believes that such Investor’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Investor has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Investor is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

If an Investor’s Class A Investor Shares are purchased pursuant to such a request, the price will be equal to:

●	If the purchase occurs before one year from the date the Concurrent Offering is qualified, or within six months after the Investor purchased his, her, or its Class A Investor Shares from the Company, the amount the Investor paid for the Class A Investor Shares; and

●	Otherwise, 90% of the amount the selling Investor would have received had all assets of the Company been sold for their net asset value and the proceeds, less all liabilities and expenses, been distributed in liquidation of the Company.

The purchase price will be paid by wire transfer or other immediately available funds.

No Right Of Redemption

Investors do not have the right to cause the Company to repurchase (redeem) their Class A Investor Shares.

Rights of Common Shares

The principal rights associated with the Common Shares are as follows:

●	Distributions: As the holder of the Common Shares, the Sponsor will be entitled to the distributions described above.

●	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

●	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

●	Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 (the “1940 Act”) is subject to stringent and onerous regulation, like a mutual fund. Being an investment company is not illegal, but it is very expensive. If the Company were treated as an investment company, it would be very bad for our business and our investors.

Under section 3(a) of the 1940 Act, the term “investment company” means any company that:

●	Is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

●	Is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

●	Is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

Real estate itself is not a “security” for purposes of the 1940 Act. Thus, if all of the Company’s assets consisted of direct interests in real estate – direct ownership of land and buildings – the Company could not be an investment company.

However, the Company will own most assets through other companies. For example, the Company might own an interest in a real estate development through a limited liability company. Because an interest in a limited liability company is generally treated as a “security” within the meaning of the 1940 Act, the possibility remains that the Company could be treated as an investment company looking only at section 3(a)(1) of the statute.

However, section 3(b)(1) of the 1940 Act provides that “Any [company] primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities” will not be treated as an “investment company.” Further, 17 CFR §270.3a-1, a regulation issued by the SEC pursuant to section 3(b)(1), provides that a company will not be treated as an investment company if no more than 45% of the value of its assets (exclusive of government securities and cash items) consist of, and no more than 45% of its after-tax income is derived from, securities other than:

●	Government securities;

●	Securities issued by employees’ securities companies;

●	Securities issued by majority-owned subsidiaries which are not themselves investment companies; and

●	Securities issued by companies:

o	Which are controlled primarily by the company in question;

o	Through which the company in question engages in a business other than that of investing, reinvesting, owning, holding or trading in securities; and

o	Which are not themselves investment companies;

For these purposes:

●	A subsidiary is a “majority-owned subsidiary” if the parent owns at least 50% of the voting securities of the subsidiary;

●	A parent is deemed to “control” a subsidiary if it has the power to exercise a controlling influence of the management or policies of the subsidiary; and

●	A parent is deemed to “control primarily” a subsidiary if (1) it has the power to exercise a controlling influence of the management or policies of the subsidiary, and (2) this power is greater than the power of any other person.

In all or almost all cases where the Company owns real estate indirectly, through a limited liability company or another entity (i) the Company will have the power to exercise a controlling influence of the management or policies of the limited liability company or other entity, and (ii) this power will be greater than the power of any other person. Hence, the Company should be deemed to “control primarily” the entity and, as a result, neither the asset nor the income of such entity should be taken into account in determining whether the Company exceeds the 45% limits provided in 17 CFR §270.3a-1.

This being the case, the Company expects to satisfy the requirements of 17 CFR §270.3a-1 and, consequently, to be exempted from the definition of “investment company” under the 1940 Act.

Section 5.7 of the LLC Agreement requires the Manager to use commercially reasonable efforts to satisfy the requirements of 17 CFR §270.3a-1 and ensure that the Company is not treated as an “investment company” within the meaning of the 1940 Act.

SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated July 5, 2022. We refer to this as the “LLC Agreement.”

The Class A Investor Shares were created when the Manager adopted a resolution pursuant to section 3.2 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is filed as Exhibit 2.2 to the offering statement of which this Offering Circular forms a part, and by the Authorizing Resolution itself, which is filed as Exhibit 2.3 to the offering statement of which this Offering Circular forms a part.

Formation and Ownership

The Company was formed in Delaware on July 5, 2022, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners are referred to as “Members.”

Shares and Ownership

The interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more classes, by adopting one or more authorizing resolutions. Anyone owning Investor Shares is referred to in the LLC Agreement as an “Investor Member.”

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Concurrent Offering will be an “Investor Member” under the LLC Agreement.

All of the Common Shares of the Company are owned by DiversyFund, Inc., an affiliate of the Manager, which we refer to as the “Sponsor.” The Class A Investor Shares will be owned by investors and are the subject of the Concurrent Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

Certain terms of the services to be provided by the Manager, as well as the compensation to be paid to the Manager by the Company, are set forth in the Amended and Restated Management Services Agreement between the Company and the Manager dated October 5, 2022, which we refer to as the “Management Agreement.” The principal terms of the Management Agreement are summarized in “Summary of Management Agreement.” A copy of the Management Agreement is filed as Exhibit 6 to the offering statement of which this Offering Circular forms a part.

The Manager can only be removed for “cause” under a procedure set forth in section 5.6 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement or the Management Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least 75% of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager, its affiliates, their members, managers, officers, employees, and agents, and the officers, employees, and agents of the Company from lawsuits brought by investors or other parties. For example, it provides that such persons will not be responsible to investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.” The LLC Agreement also provides that these persons do not owe any fiduciary duties to the Company or its owners.

The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. For example, if a third party sued the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6 of the LLC Agreement.

Obligation to Contribute Capital

Once an investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities of the Company – Distributions.”

Transfers and First Right of Refusal

In general, investors may freely transfer their Class A Investor Shares. However, the Manager may prohibit a transfer that the Manager determines would jeopardize the status of the Company as a REIT.

If an investor wants to sell Class A Investor Shares, the investor must first offer the Class A Investor Shares to the Manager.

Death, Disability, Etc.

If an investor who is a human being (as opposed to an investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Compensation of Management.” On June 20, 2023, the Management Agreement was amended and restated to reduce the obligation of the Company to pay the Manager an annual asset management fee to .5% of the aggregate capital raised in the Concurrent Offering.

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in some circumstances (in effect kicking the Investor out of the deal) as described in “Securities Of the Company – Mandatory Redemptions.”

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

No Redemption Right

Investors will not have any right to cause the Company to redeem (buy back) their Class A Investor Shares.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company (including the Company) satisfies applicable laws, including tax and securities laws; and

●	Ensure that the Company is eligible to be treated as a REIT.

An amendment that has, or could reasonably be expected to have, an adverse effect on investors, requires the consent of the Manager and investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an investor requires the consent of the Manager and each affected investor.

Summary of Management Agreement

DF Manager, LLC, a Delaware limited liability company, is designated as the “manager” of the Company under the LLC Agreement. Under section 5.2 of the LLC Agreement, the Manager has:

Full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The Company and the Manager entered into a “Management Services Agreement” dated June 20, 2023, which we refer to as the “Management Agreement.” The Management Agreement describes at length and in detail many of the duties of the Manager and also describes the Manager’s compensation. However, the list of the Manager’s duties and authority in the Management Agreement is not exclusive. Under the broad grant of authority in the LLC Agreement, the Manager could have duties and authority not listed in the Management Agreement.

The Management Agreement is filed as Exhibit 6 to the offering statement of which this Offering Circular forms a part.

The duties of the Manager include managing our investments, raising money, accounting and administrative services, and managing investor relations. Some of the specific duties of the Manager are:

●	Conducting the Concurrent Offering and the Rescission Offer

●	Establishing investment guidelines, policies, and procedures

●	Overseeing and conducting due diligence

●	Arranging for financing from banks and other financial institutions

●	Reviewing joint venture opportunities

●	Keeping and maintaining the books and records of the Company

●	Managing the Company’s portfolio of assets

●	Managing the administrative and back-office functions of the Company

●	Collecting, maintaining, and distributing information

●	Determining the improvements to be made to properties owned by the Company

●	Maintaining appropriate technology systems

●	Making, changing, and revoking tax elections including making an election be treated as a REIT and to be treated as a corporation for tax purposes

●	Complying with SEC requirements

●	Managing distributions and payments to investors

●	Handling redemption requests from investors

●	Engaging property managers, contractors, attorneys, accountants, and other third parties

●	Entering into contracts and other agreement

The compensation of the Manager is described in “Compensation of Management.”

The Management Agreement will remain in effect for as long as the Manager is the manager of the Company under the LLC Agreement.

FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the Federal income tax consequences to the Company and investors. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions as they exist today. The tax laws, and therefore the Federal income tax consequences of acquiring Class A Investor Shares, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation may differ. We encourage you to consult with your own tax advisor before investing.

Federal Income Taxation of the Company

We intend to elect to be taxed as a “real estate investment trust,” or “REIT,” beginning with our first taxable year.

Assuming that we qualify as a REIT, the Company itself will generally not be subject to federal income taxes on net income that is currently distributed to shareholders. The Company will, however, be subject to federal income tax as follows:

●	We will be taxed at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

●	A REIT may generally be subject to the “alternative minimum tax.”

●	If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

●	If the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a tax of 100% of the net income from such prohibited transactions.

●	If we are able to maintain our qualification as a REIT despite any failure to satisfy either the 75% or 95% income test (discussed below), we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% of income test multiplied by (b) a specified fraction.

●	If we maintain our qualification as a REIT, despite any failure to satisfy the REIT asset tests (discussed below), then we will have to pay a tax equal to the greater of $50,000 or the highest marginal corporate tax rate multiplied by the net income generated by the qualifying assets.

●	A REIT will be subject to a 4.0% excise tax if it fails to make certain minimum distributions each calendar year.

●	A 35% tax will be imposed on the excess inclusions allocable to disqualified entities that hold interests in the REIT.

●	If a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if a REIT such as the Company holds assets beginning on the first day of the first taxable year for which the Company qualifies as a REIT) and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the Recognition Period) beginning on the date on which the asset was acquired by the REIT (or the REIT first qualified as a REIT), then the excess of: (a) the fair market value of the assets as of the beginning of the applicable Recognition Period, over (b) the REIT’s adjusted basis in such assets as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the Built-In Gain Rules).

●	A REIT will be subject to a tax equal to 100% of re-determined rents, re-determined deductions, and excess interest between a REIT and its taxable REIT subsidiary.

●	A REIT will be subject to the personal holding company tax, if the REIT qualifies as a personal holding company and has undistributed personal holding company income.

If we failed to satisfy one or more of the technical requirements described below, we might nevertheless be entitled to be treated as a REIT under certain “relief” provisions. Otherwise, we would be subject to tax on our taxable income at regular corporate rates, with no deduction allowed for distributions to shareholders. The resulting corporate income tax liability would significantly reduce the cash available for distribution to investors.

Requirements for Qualifying as a REIT

To qualify as a REIT, we must elect to be treated as a REIT and meet certain requirements related to our organization, income, assets and distributions. Each set of requirements is discussed in turn below.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

●	Managed by one or more trustees or directors;

●	The beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial ownership;

●	Which (but for sections 856 through 859 of the Code) would be taxable as a domestic corporation;

●	Which is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

●	The beneficial ownership of which is held by at least 100 persons;

●	During the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by or for five or fewer “individuals,” as defined in the Code to include certain entities;

●	Files an election or continues such election to be taxed as a REIT on its return for each taxable year;

●	Uses the calendar year as its taxable year; and

●	Meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

Income Test Requirements

To maintain qualification as a REIT, on an annual basis we must meet the following two gross income requirements:

●	At least 75% of our gross income for the taxable year must be derived from, among other things, rents from real property (with some exceptions), interest on obligations secured by mortgages, and certain gains on the sales of property.

●	In addition to deriving 75% of our gross income from, among other things, the sources listed above, at least 95% of the REIT’s gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property.

To satisfy the gross income requirements any “rents from real property” received must meet the following conditions:

●	The amount of rent must not be based in whole or in part on the income or profits of any person, but can be based on a fixed percentage of receipts or sales;

●	The rent cannot be from a tenant of which we and our affiliates own 10% or more of (i) the total combined voting power of all classes of voting stock, or total value of shares of all classes of stock, if a corporate tenant, or (ii) the interests in the assets or net profits of an entity, if not a corporate tenant;

●	The rent cannot be attributable to personal property unless it is leased in connection with real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received for the taxable year attributable to both the real and personal property leased under such lease; and

●	The rent cannot be attributable to services furnished or rendered in connection with the rental of real property, unless such services are customarily provided in connection with the rental of real property, whether or not such charges are separately stated.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease.

We may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Non-customary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

Asset Test Requirements

At the close of each quarter of the taxable year, we must also satisfy the following four tests related to the nature and diversification of our assets:

●	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities;

●	No more than 25% of the value of our total assets can be represented by securities (other than those securities includible in the 75% asset test);

●	No more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries; and

●	With the exception of taxable REIT subsidiaries and those securities includible under the 75% asset test, we may not own:

o	Securities of any one issuer whose value exceeds 5% of the value of our total assets;

o	More than 10% of any one issuer’s outstanding voting securities; and

o	More than 10% of the value of the outstanding securities of any one issuer.

Annual Distribution Requirements

To qualify as a REIT, we must meet the following annual distribution requirements:

●	We must distribute (other than capital gain distributions) to our beneficiaries an amount at least equal to the sum of: (i) 90% of the REIT taxable income (computed without regard to the dividends-paid deduction and by excluding our net capital gain), and (ii) 90% of the net income, if any, from foreclosure property in excess of the excise tax on net income from foreclosure property, minus the sum of certain items of non-cash income.

●	We must distribute during each calendar year at least the combined sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods.

●	We may not dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

Taxation of Investors

How Income is Reported to Investors

Each investor will receive a Form 1099 from the Company each year that the Company pays any distribution to investors, and will transfer the information onto his, her, or its personal tax return. Investors will not receive a Form K-1 from the Company.

Taxation of Distributions

Distributions to investors other than “capital gain dividends” will be treated as taxable dividends up to the amount of the Company’s current or accumulated earnings and profits. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, up to an Investor’s tax “basis” in his, her, or its Class A Investor Shares, then as capital gain.

Dividends that we declare in October, November, or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by investors on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Dividends from the Company will not be treated as “qualifying dividends,” which are eligible for lower tax rates (generally the same tax rates that apply to long term capital gains).

“Capital gain dividends” will be reported as long-term capital gains on the tax returns of investors (to the extent that they do not exceed our actual net capital gain for the taxable year), without regard to how long an Investor has owned his, her, or its Class A Investor Shares.

Taxation of Losses

Because the Company will be taxed as a corporation, and not as a partnership, investors may not report on their own income tax returns any tax losses incurred by the Company.

Additional Medicare Tax

Higher-income taxpayers are subject to an additional 3.8% tax on net “investment income.” Income investors receive from the Company will be included as “investment income” for these purposes.

Tax on Sale of Class A Investor Shares

An Investor who sells Class A Investor Shares generally will realize capital gain or loss equal to the difference between the selling price and his, her, or its adjusted tax “basis” in the Class A Investor Shares. If the Investor has owned the Class A Investor Shares for at least one year, any gain would generally be treated as long term capital gain.

Passive Activity Losses

Taxable distributions from the Company will not be treated as “passive activity income” under Code section 469 and may not be offset against losses from passive activities.

Withholding Taxes

We might be required to withhold federal income tax from distributions under certain circumstances, e.g., where an Investor has failed to provide us with a valid taxpayer identification number.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes, and does not address the impact of other taxes on an investment in the Company, including Federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective investors should consult their own tax advisors with respect to such matters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements.

Unless otherwise indicated, the latest results discussed below are as of June 30, 2024. The financial statements included in this filing as of and for the six months ended June 30, 2024 are unaudited and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with U.S. GAAP. The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had b been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the consolidated financial statements.

Sources of Operating Revenues and Cash Flows

We expect to generate income primarily through rental operations from our rental real estate properties and from the sale of properties in which we invest.

Operating Results

Six months ended June 30, 2024

The Company was created on July 5, 2022 and began operating on September 27, 2023 when we launched our initial offering of Class A Investor Shares pursuant to an exemption from registration under Regulation A. We made our first investment in a real estate project in 2023. As of June 30, 2024, the Company had invested a total of $489,906 in equity in 4 projects, three of which are managed by our Sponsor, and $100,550 in debt in 1 project managed by our Sponsor, as follows.

Property	Ownership Percentage	Investment Type	Investment Amount
Village Creek	1.17	Equity	$90,000
N. Charleston Townhomes (Avalon I)	1.47	Equity	$151,486
NCP Dove (Avalon II)	N/A	Debt	$100,550
Mission Villas	1.79	Equity	$159,420
Azul	1.07	Equity	$89,000
TOTAL

Revenue

The Company received no revenue during the six months ended June 30, 2024.

Expenses

Our net loss for the six months ended June 30, 2024 was $101,966, consisting of $80,096 of organization and offering reimbursement and $21,870 in general and administrative expenses.

Year ended December 31, 2023 compared to period from Inception to December 31, 2022

Revenue

The Company received no revenue during the year ended December 31, 2023.

Expenses

For the year ended December 31, 2023, we incurred general and administrative expenses of approximately $52,650, which includes auditing and professional fees, bank fees, legal fees, brokerage fees, software and subscription costs, transfer agent fees, and other expenses associated with operating our business. The Company also paid $17,280 of organization and offering reimbursement and $500 for real estate taxes. During the period from inception to December 31, 2022, the Company incurred no operating expenses.

For the year ended December 31, 2023, the Company had net losses of approximately $80,187, compared to no loss or gain during the period from inception to December 31, 2022.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Capital sources may include net proceeds from the Concurrent Offering, our initial Regulation A offering, cash flow from operations, net proceeds from asset sales, borrowings under credit facilities and other term borrowings. As of June 30, 2024, we had raised $1,109,340; we had deployed approximately $590,456 in 5 investments; and we had approximately $309,838 in cash and cash equivalents.

As of the date of this Offering Circular, the Company anticipates that if all persons entitled to accept this rescission offer were to do so, it would require the Company to buy back a maximum of 26,625 Class A Investor Shares at a cost of $10.00 per share for a maximum expenditure of $266,250 plus interest at the current statutory rate per year. We expect to use our existing cash balance to fund the recission amount.

Initial Regulation A Offering

On September 27, 2023, the Company commenced an offering pursuant to Regulation A under the Securities Act in which the Company sought to raise up to $75,000,000 through the sale of Class A Investor Shares. The offering terminated on December 11, 2024. Before the offering terminated we issued 211,152 Class A Investor Shares for total net proceeds of $2,112,490.

Plan of Operation

Having raised capital in the initial offering, the Company operates in the manner described in “Our Company and Business.”

On March [__], 2025, the Company commenced a Concurrent Offering pursuant to Regulation A under the Securities Act to raise up to $70,000,000 through the sale of Class A Investor Shares at a price of $10.00 per share. Whether we raise $70,000,000 in the Concurrent Offering or something less, we expect the proceeds of the Concurrent Offering to satisfy our cash requirements. If we raise less than $70,000,000, we will make fewer investments. Although we might decide to raise more capital in the future, we do not expect to do so.

Appointment of New Auditor and Termination of Engagement with Previous Auditor

On January 29, 2024, the Company approved the appointment of Claude Etinoff & Associates, LLC (“Etinoff)”) as the Company’s independent auditor for the fiscal year ended December 31, 2023 and the termination of its engagement with Fruci & Associates II, PLLC (“Fruci”). Fruci’s audit report dated July 13, 2023, did not contain any adverse opinion or disclaimer of opinions and was not qualified or modified as to any uncertainty, audit scope or accounting principle.

Through the date of engagement termination, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Fruci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Fruci’s satisfaction, would have caused Fruci to make reference to the matter in their report, although Fruci performed no procedures related to the Company’s financial statements after July 13, 2023, the date of Fruci’s audit report. During the fiscal year ended December 31, 2023 and through the subsequent date of engagement termination there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Fruci a copy of the offering statement for the Concurrent Offering and requested that it provide the Company a letter addressed to the SEC indicating whether or not Fruci agrees with the disclosures contained in this Offering Circular. A copy of Fruci’s letter, dated January 29, 2025 is filed as Exhibit 9.1 to the offering statement of which this Offering Circular forms a part.

Neither the Company nor anyone acting on its behalf has consulted with Fruci regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Fruci concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement or reportable event (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Trend Information

The US Multifamily and Real Estate markets were subject to the same macroeconomic forces that affected all asset classes in the first half of 2024. Short term headwinds included continuing high interest rates and the treatment of federal surplus/deficit spending and inflation as measured by the Consumer Price Index (CPI), but the pause in interest rate hikes and upward pressure on the job market in the first half of 2024 spawned hope that interest rates would fall back to pre-COVID levels and at its meetings in September, November and December, the Federal Reserve announced rate cuts of 0.5, 0.25 and 0.25 percentage points, respectively.

We anticipate rent growth through the end of 2024 in many markets, particularly in certain strategic markets where supply still lags sustained demand. Sustained high interest rates will impact valuations as we predict multifamily transaction prices will begin to come more in line with the increased cost of capital.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the offering statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

Value Add Growth REIT IV, LLC

Value Add Growth REIT IV, LLC
Balance Sheet
As of June 30, 2024 (Unaudited) and December 31, 2023 (Audited)

	Six Months Ended June 30, 2024	Year Ended December 31, 2023
ASSETS
Cash and Cash Equivalents	$309,838	$68,690
Deferred Offering Costs	39,026	39,026
Total Real Estate Equity Investments, Net	489,906	89,000
Total Real Estate Debt Equity Investments, Net	150,550	-
TOTAL ASSETS	$989,320	$196,716

LIABILITIES AND EQUITY

LIABILITIES
Accounts Payable	$42,133	$42,133
Related Party Payable	20,000	20,000
TOTAL LIABILITIES	$62,133	$62,133

MEMBERS’ EQUITY
Common Shares: $10 par value; 1,000,000 shares authorized; Class A shares $10 par value; 19,000,000 shares authorized; 21,477 issued and outstanding, net of offering costs as of December 31, 2023	$1,109,340	$214,770
Accumulated Deficit	(182,153)	(80,187)
TOTAL EQUITY	$927,187	$134,583
TOTAL LIABILITIES AND EQUITY	$989,320	$196,716

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC
Statement of Operations
For the periods ended June 30, 2024 (Unaudited) and June 30, 2023 (Unaudited)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
REVENUES
Rental Property Revenue
Other Income
TOTAL REVENUE	$-	$-

EXPENSES
Operating Expenses
General and administrative expenses	$21,870	$-
Fund Management	80,096	-
Total Operating Expenses	$101,966	$-
TOTAL EXPENSES	$101,966	$-
Net Loss	$(101,966)	$-

The accompanying notes are an integral part of these financial statements. In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

Value Add Growth REIT IV, LLC
Statement of Cash Flows
For the periods ended June 30, 2024 (Unaudited) and June 30, 2023 (Unaudited)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
OPERATING ACTIVITIES
Net Loss	$(101,966)	$-
Increase (decrease) in Accounts Payable	-	-
Net cash (used in) operating activities	$(101,966)	$-
INVESTING ACTIVITIES
Deferred Offering Costs	-	-
Investments in Real Estate Investments	(400,906)	-
Investments in Real Estate Debt Investments	(150,550)	-
Net cash provided by investing activities	$(551,456)	$-
FINANCING ACTIVITIES
Proceeds from the issuance of class A shares	$894,570	0.00
Net cash provided by financing activities	$894,570	$0.00
Net cash increase in cash and cash equivalents	$241,148	$0.00
Cash and cash equivalents, beginning of period	$68,690	$-
Cash and cash equivalents, end of period	$309,838	$0.00

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC
Statement of Members’ Equity
For the year ended December 31, 2023 (Audited)

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
December 31, 2022	1,000,000	$-	-	$-	$-	$-
Proceeds from issuance of Class A shares			21,477	$214,770		214,770
Distributions declared on Class A shares						-
Net Loss					(80,187)	(80,187)
Balance as of December 31, 2023	1,000,000	$-	21,477	$214,770	$(80,187)	$134,583

Value Add Growth REIT IV, LLC
Statement of Members’ Equity
For the six months ended June 30, 2024 (Unaudited)

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
As of January 1, 2024	1,000,000	$-	21,477	$214,770	$(80,187)	$134,583
Proceeds from issuance of class A shares			89,457	$894,570		894,570
Distributions declared on Class A shares						-
Net Loss					(101,966)	(101,966)
Balance as of June 30, 2024	1,000,000	$-	110,934	$1,109,340	$(182,153)	$927,187

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC
Notes to the Financial Statements
June 30, 2024

Note 1 – Formation and Organization

Value Add Growth REIT IV, LLC Notes to the Financial Statements June 30, 2024

Value Add Growth REIT IV, LLC (the “Company”) is a limited liability company organized on July 5, 2022, under the laws of Delaware. The Company was formed to purchase and invest in certain real estate properties and projects such as multifamily and commercial real estate.

The Company commenced principal operations on September 27, 2023 when it began the Offering. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is externally managed by DF Manager, LLC, (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Pursuant to the Form 1-A, as amended, filed with the SEC with respect to our offering pursuant to Regulation A (the “Offering”) of up to $75,000,000 in class A shares, the purchase price for all shares was $10.00 per share. The Offering was qualified by the SEC on September 27, 2023, when we commenced operations. As of June 30, 2024, we had issued 110,934 of our class A shares for an aggregate purchase price of $1,109,340.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents with original maturities of three months or less consist of demand deposits. Cash and cash equivalents are carried at a cost which approximates fair value. Cash and highly liquid financial instruments restricted to the or long-term purposes are excluded from this definition.

Restricted cash is subject to a legal or contractual restriction by third parties as well as a restriction as to withdrawal or use, including restrictions that require the funds to be used for a specified purpose and restrictions that limit the purpose for which the funds can be used. The Company considers cash pledged as collateral for investments in joint ventures to be restricted cash.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active). https://www.sec.gov/Archives/edgar/data/1949029/000121390024040974/ea0205360-1k_valueadd4.htm 25/31 6/5/24, 4:02 PM sec.gov/Archives/edgar/data/1949029/000121390024040974/ea0205360-1k_valueadd4.htm

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Revenue Recognition

The Company recognizes revenue when it: (1) identifies the contract with a customer; (2) identifies the performance obligations in the contract; (3) determines the transaction price; (4) allocates the transaction price to performance obligations; and (5) recognizes revenue when (or as) the Company satisfies a performance obligation.

Purchase Accounting for Acquisitions of Real Estate

Effective July 5, 2022 (inception), the Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes as of the period ended June 30, 2024. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of June 30, 2024.

Note 3 – Members’ Equity

The Company is managed by DF Manager, LLC, a related party. The Company has authorized 20,000,000 shares of LLC interests, consisting of 1,000,000 Common Shares and 19,000,000 Investor Shares. The Sponsor owns all of the Common Shares effective on July 5, 2022 (inception).

The Company may divide the Investor Shares into one or more classes and designate rights and privileges to share classes. The Company adopted an authorizing resolution designating 7,500,000 of its investor shares as Class A Investor Shares. Class A Investor Shares were designated certain rights and privileges, including: A) A policy on distributions of operating cash flows dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non-compounded 7% annual return on unreturned investments, third to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), and fourth 65% to Class A Investor Shares and 35% to Common Shares. B) A policy on distributions of net capital proceeds dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non -compounded 7% annual return on unreturned investments, third to Class A Investor Shares until they have received full return of their allocated capital from the capital transactions, fourth to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), fifth 65% to Class A Investor Shares and 35% to Common Shares until Class A Investor Shares have received their targeted internal rate of return of 12%, and sixth 50% to Class A Investor Shares and 50% to Common Shares. C) Class A Investor Shares may be withdrawn by holders with 90 days’ notice under certain terms defined in the Company’s operating agreement.

Investors do not have the right to cause the Company to re-purchase (redeem) their Class A Investor Shares.

No membership units have been issued and no capital has been contributed to the Company as of June 30, 2024.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 4 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager is not reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company does not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company does not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

Executive Officers of our Manager and Sponsor

As of the date of these financial statements, our executive officers are as follows:

Craig Cecilio has served as our Chief Executive Officer of our Sponsor and Manager since its inception.

Alan Lewis has served as the Chief Investment Officer of our Sponsor and Manager since its inception.

Costa Mesa, CA

Tel: 240.270.4721

Costa Mesa, CA

Tel: 240.270.4721

Independent Auditors’ Report

Shareholders and Management

Value Add Growth REIT IV, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of Value Add Growth REIT IV, LLC (a Delaware limited liability company), which comprise the balance sheet as of December 31, 2023, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Value Add Growth REIT IV, LLC as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Value Add Growth REIT IV, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, which raises substantial doubt about Value Add Growth REIT IV, LLC ’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore it is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material mistake when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Value Add Growth REIT IV, LLC ’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events considered in the aggregate that raise substantial doubt about Value Add Growth REIT IV, LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the Management’s Discussion and Analysis of Financial Condition and Results of Operations but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material mistake of the other information exists, we are required to describe it in our report.

/s/ Claude Etinoff & Associates LLC/

Costa Mesa, CA

May 3, 2024

Reissued December 24, 2024

INDEPENDENT AUDITORS’ REPORT

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

To the Board of Manager and Sponsor of
Value Add Growth REIT IV, LLC

Opinion

We have audited the financial statements of Value Add Growth REIT IV, LLC (“the Company”), which comprise the balance sheet as of December 31, 2022 and the related statements of operations, members’ equity and cash flows for the period from July 5, 2022 (inception) through December 31, 2022, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Value Add Growth REIT IV, LLC as of December 31, 2022, and the results of its operations and its cash flows for the period from July 5, 2022 (inception) through December 31, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Value Add Growth REIT IV, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not commenced its planned principal operations, intends to incur additional costs, and has disclosed that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Value Add Growth REIT IV, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Value Add Growth REIT IV, LLC internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Value Add Growth REIT IV, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

July 13, 2023

Value Add Growth REIT IV, LLC

Balance Sheets

As of December 31, 2023, and 2022

		From July 5, 2022 (Inception) through December 31,
	2023	2022
ASSETS

Real estate equity investments	$89,000	$-
Cash and cash equivalents	68,690	-
Other assets	39,026	48,783

TOTAL ASSETS	$196,716	$48,783

LIABILITIES AND EQUITY

LIABILITIES
Accounts payable and accrued expenses	$42,133	$28,783
Related party payables	20,000	20,000

TOTAL LIABILITIES	$62,133	$48,783

EQUITY

Common Shares: $10. par value; 1,000,000 shares authorized;	$-	$-
Class A shares $10. par value; 19,000,000 shares authorized; 21,477 shares issued and outstanding, net of offering costs as of December 31, 2023	$214,770	$-
Accumulated Deficit	(80,187)	-

TOTAL EQUITY	$134,583	$-

TOTAL LIABILITIES AND EQUITY	$196,716	$48,783

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Statements of Operations

For the Periods from July 5, 2022 (Inception) to December 31, 2022, and

January 1, 2023, through December 31, 2023

		From July 5, 2022 (Inception) through December 31,
	2023	2022

Operating Expenses		-
Legal	$19,800	$-
Brokerage fees	20,000	-
Professional fees	12,850	-
Organization and offering Fees	17,280	-
Real estate taxes	500	-

Total operating expense	70,430	-
Investing expenses	9,757	-

Total expenses	$80,187	$-

Net loss attributable to Value Add Growth REIT IV, LLC	$(80,187)	$-

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Statements of Members’ Equity

For the Periods from July 5, 2022 (Inception) to December 31, 2022, and

January 1, 2023, through December 31, 2023

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
July 5, 2022 (Inception)	-	$-	-	$-	$-	$-
Proceeds from issuance of Class A Shares	-	-	-	-	-	-
Distributions declared on Class A Shares	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance as of December 31, 2023	1,000,000	$-	-	$-	$-	$-

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
Balance as of December 31, 2022	1,000,000	$-	-	$-	$-	$-
Proceeds from issuance of Class A Shares	-	-	21,477	214,770	-	214,770
Distributions declared on Class A Shares	-	-	-	-	-	-
Net loss	-	-	-	-	(80,187)	(80,187)

Balance as of December 31, 2023	1,000,000	$-	21,477	$214,770	$(80,187)	$134,583

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Statements of Cash Flows

For the Periods from July 5, 2022 (Inception) to December 31, 2022, and

January 1, 2023, through December 31, 2023

		From July 5,
		2022
		(Inception) through December 31,
	2023	2022

OPERATING ACTIVITIES
Net Loss	$(80,187)	$-

Decrease in other assets	9,357	(48,783)

Increase in accrued expenses	13,750	28,783
Increase in related party receivables		20,000
Net cash (used in) operating activities	$(57,080)	$-

INVESTING ACTIVITIES	$-	$-
Purchase of investment in real estate and improvements to real estate	(89,000)	-

Net cash used in investing activities	$(89,000)	$-

FINANCING ACTIVITIES
Proceeds from the issuance of Class A shares	$214,770	$-
Paid to investors for dividends	-	-

Net cash provided by financing activities	$214,770	$-

NET INCREASE IN CASH AND CASH EQUIVALENTS	68,690	-

Cash and cash equivalents, and restricted cash beginning of period	-	-
Cash and cash equivalents, and restricted cash, end of period	$68,690	$-

Supplemental Disclosures:

Interest: The Company did not make any payment of interest in 2023 or 2022

Income taxes: The Company did not make any payment of income taxes in 2023 or 2022.

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Note 1 – Formation and Organization

Value Add Growth REIT IV, LLC (the “Company”) is a limited liability company organized on July 5, 2022, under the laws of the State of Delaware. The Company was formed to purchase and invest in certain real estate properties and projects such as multifamily and commercial real estate.

Although the Company was formed on July 5, 2022, as of December 31, 2022, the Company had not yet commenced planned principal operations that would generate revenue. The Company commenced operating activity in September 2023 after the Company received a Notice of Qualification from the Securities and Exchange Commission (SEC) regarding the Company’s Offering Statement filed on Form 1-A, which allowed the Company to start securing funding to commence the Company’s planned operations.

The Company is externally managed by DF Manager, LLC, (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Cash and Cash Equivalents and restricted cash

Cash and cash equivalents with original maturities of three months or less consist of demand deposits. Cash and cash equivalents are carried at a cost which approximates fair value. Cash and highly liquid financial instruments restricted to our long-term purposes are excluded from this definition.

Restricted cash is subject to a legal or contractual restriction by third parties as well as a restriction as to withdrawal or use, including restrictions that require the funds to be used for a specified purpose and restrictions that limit the purpose for which the funds can be used. The Company considers cash pledged as collateral for investments in joint ventures to be restricted cash.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regard to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to the members’ equity upon the completion of an offering or to expenses if the offering is not completed.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Revenue Recognition

The Company recognizes revenue when it: (1) identifies the contract with a customer; (2) identifies the performance obligations in the contract; (3) determines the transaction price; (4) allocates the transaction price to performance obligations; and (5) recognizes revenue when (or as) the Company satisfies a performance obligation.

Purchase Accounting for Acquisitions of Real Estate

Effective July 5, 2022 (inception), the Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired are consistent with the techniques used in a business combination.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio quarterly to ascertain whether there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined by using a discounted cash flow model of the expected future cash flow through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the years ended December 31, 2022, and 2023, respectively. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2023.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Net Earnings or Loss per Unit

Net earnings or loss per unit are computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist as of December 31, 2023, and 2022, the Company has not presented basic net loss per unit or diluted net loss per unit.

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the years ended December 31, 2022, and 2023, respectively. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2023.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Note 3 – Going Concern

The accompanying financial statements for the 2022 fiscal year, including the balance sheet, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of July 13, 2023, the Company had not commenced planned principal operations, planned to incur additional costs in pursuit of its capital financing plans, and had not generated any revenues as of December 31, 2022. Accordingly, as of December 31, 2022, substantial doubt existed about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern was mitigated in September 2023, when the Company received a Notice of Qualification from the Securities and Exchange Commission (SEC) regarding the Company’s Offering Statement filed on Form 1-A, which allowed the Company to start securing funding to commence the Company’s planned operations.

Note 4 – Reissued Financial Statements

The auditor issued a standalone audit report for the 2023 financial statements on May 3, 2024. After that issuance, Management required the auditor to add the 2022 audited financials as a comparative financial statement for regulatory purposes. As stated in Note 3, the 2022 audited financial statements were prepared on a going concern basis, and since the going concern was subsequently resolved, the auditor performed audit procedures applicable to prior-period financial statements that were audited by a predecessor auditor.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Note 5 – Member’s Equity

The Company is managed by DF Manager, LLC, a related party. The Company has authorized 20,000,000 shares of LLC interests, consisting of 1,000,000 Common Shares and 19,000,000 Investor Shares. The Sponsor owns all of the Common Shares effective on July 5, 2022 (inception).

The Company may divide the Investor Shares into one or more classes and designate rights and privileges to share classes. The Company adopted an authorizing resolution designating 7,500,000 of its investor shares as Class A Investor Shares. Class A Investor Shares were designated certain rights and privileges, including: A) A policy on distributions of operating cash flows dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non-compounded 7% annual return on unreturned investments, third to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), and fourth 65% to Class A Investor Shares and 35% to Common Shares. B) A policy on distributions of net capital proceeds dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non -compounded 7% annual return on unreturned investments, third to Class A Investor Shares until they have received full return of their allocated capital from the capital transactions, fourth to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), fifth 65% to Class A Investor Shares and 35% to Common Shares until Class A Investor Shares have received their targeted internal rate of return of 12%, and sixth 50% to Class A Investor Shares and 50% to Common Shares. C) Class A Investor Shares may be withdrawn by holders with 90 days’ notice under certain terms defined in the Company’s operating agreement.

Investors do not have the right to cause the Company to re-purchase (redeem) their Class A Investor Shares. 21,477 membership units have been issued to investors and $214,770 of capital has been contributed to the Company as of December 31, 2023.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 6 – Real Estate Equity Investments

The Real Estate Equity Investment is considered a variable interest entity (“VIE”). However, if it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE, the equity method of accounting is used.

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

Since it was determined that the real estate equity investment was not a VIE under the definition above the equity method is used. The investment is originally reported at cost and is adjusted for capital activity including subsequent subscriptions, redemptions, or distributions. As distributions are received from the underlying equity investment, the cost basis of the investment will be reduced. As distribution proceeds surpass the cost basis of the investment, we will then record realized investment gains or losses on the associated equity investment. We have made a real estate investment in Azul in the amount of $89,000 as of December 31, 2023.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Note 7 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2023, we were not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Note 8 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager will not be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partner in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) a property disposition fee equal to 1% of the total sale price of each property. Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers. Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

The Sponsor might provide construction management services. If so, the Sponsor will be entitled to a construction management fee equal to 7.5% of actual construction costs.

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor(s) will be entitled to a guaranty fee equal to 0.5% of the loan.

The Sponsor is entitled to an Organization and Offering Expense Reimbursement for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering. The Organization and Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares.

The Sponsor may charge the Company an annual asset management fee equal to 0.5% of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable. No such fees were paid in 2023.

The Company or Project Entities might engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to investors.

Value Add Growth REIT IV, LLC

Notes to the Financial Statements

December 31, 2023, and 2022

Related Party Payable

The above-mentioned Sponsor, DiversyFund, Inc., paid $20,000 for various offering costs on behalf of the Company in 2023 and 2022. This amount is owed back to the Sponsor and will be repaid once the offering obtains sufficient liquidity.

Note 9 – Subsequent Events

Events that occur after the balance sheet date, but before the financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes.

Pursuant to the Offering, the Company raised approximately $1,897,000 between the balance sheet date and December 24, 2024.

After the balance sheet date, the Company completed the following equity and debt investment transactions:

●	an equity investment of $239,420 into Mission Villas (Mission Villas SA, LLC)

●	an equity investment of $166,486 into Avalon 1 (WRTH North Charleston, LLC)

●	an equity investment of $135,000 into P10 HGH - Village Creek, LLC

●	an equity investment of $65,000 into Azul (201 SW Joan Jefferson Way, LLC)

●	a debt investment of $401,885 into Avalon 2 (NCP Dove, LLC)

Management has evaluated the activity of the Company through May 3, 2024, and also the reissuance date of December 24, 2024, the date the financial statements were available to be issued.

GLOSSARY OF DEFINED TERMS

1940 Act	The Investment Company Act of 1940.

ADA	Americans with Disabilities Act of 1990.

Class A Investor Shares	The limited liability company interests in the Company that are being offered to the public in the Offering.

Common Shares	The limited liability company interests in the Company owned by the Sponsor.

Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).

Company	Value Add Growth REIT IV, LLC, a limited liability company formed under the laws of Delaware.

Growth REIT I	DF Growth REIT, LLC, an affiliate of the Sponsor that has offered and sold securities under Regulation A.

Growth REIT II	DF Growth REIT II, LLC, an affiliate of the Sponsor that has offered and sold securities under Regulation A.

Growth REIT III	Value Add Growth REIT III, LLC, an affiliate of the Sponsor that has offered and sold securities under Regulation Crowdfunding.

Investor	Anyone who purchases Class A Investor Shares in the Offering.

Management Agreement	The agreement captioned “Management Services Agreement” dated June 20, 2023, by and between the Company and the Manager.

Manager	DF Manager, LLC.

Members	The owners of the Company. Under the Delaware Limited Liability Company Act, the owners of a limited liability company are referred to as “members.”

Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.

Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.

LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated July 5, 2022.

Project Entity	A limited partnership, limited liability company, or other legal entity formed to own a real estate project.

Promoted Interest	The economic right of the Sponsor to share in the profits of the Company, over and above its rights as an Investor.

Regulations	Regulations issued under the Code by the Internal Revenue Service.

Regulation D Program	An offering conducted by the Sponsor or one of its affiliates that involved raising money from investors under Regulation D (17 CFR §230.500 et seq) and investing in real estate.

REIT	Real Estate Investment Trust, as defined in section 856 of the Code.

Shares	The limited liability company interests in the Company, which are divided into two classes: Common Shares and Investor Shares.

Site	The Internet site located at www.DiversyFund.com.

Sponsor	DiversyFund, Inc.

G-1

APPENDIX - RESULTS OF PRIOR PROGRAMS

Prior Performance Tables

The following prior performance tables provide information relating to the real estate investment programs sponsored by DiversyFund, Inc., our Sponsor, and its affiliates. These programs consist of three REITs, the first of which began raising and deploying capital on December 31, 2018: DF Growth REIT, LLC; DF Growth REIT II, LLC; and Value Add Growth REIT III, LLC. With respect to these REIT Programs, our Sponsor seeks to produce attractive risk-adjusted returns by targeting debt and equity investments with significant potential value creation but below the radar of institutional-sized investors.

The first REIT Program was launched in November 2018 with the qualification of the Regulation A offering of DF Growth REIT, LLC. Our Sponsor and its affiliates are responsible for origination, due diligence, structuring, closing, acquiring, and asset management of all investments and loans made under the REIT Programs. As of December 31, 2023, our Sponsor had facilitated or originated the majority of 16 real estate assets. 11 assets have been acquired in its REIT Programs with an aggregate asset value of approximately $161 million; all $161 million are investments in commercial real estate assets. Of the 11 assets acquired, 5 assets are managed by third party sponsors or co-general partners.

Through December 31, 2023, the REIT Programs consisted of three REITs which had collectively raised approximately $81.5 million from over 28,000 investors.

The information in these prior performance tables is provided as of December 31, 2023 and should be read together with the summary information included in the “PAST PERFORMANCE: OUR TRACK RECORD SO FAR” section of this offering circular.

Investors should not construe inclusion of the following tables as implying, in any manner, that we will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions or other factors could be substantially different. Investors should note that by acquiring our shares, they will not be acquiring any interest in any of our prior programs.

Description of the Tables

All information contained in the Tables in this Appendix is as of December 31, 2023. The following tables are included herein:

Table I — Experience in Raising and Investing Funds

Table II — Compensation to Sponsor

Table III — Operating Results of Prior Programs

Table IV — Acquisition of Assets

Table I. Experience Raising Funds

As of December 31, 2023 (UNAUDITED)

(Dollar amounts in thousands)

	DF Growth REIT, LLC	DF Growth REIT II, LLC	Value Add Growth REIT III, LLC
	Program 1	Program 2	Program 3
Dollar Amount Offered [a]	$75,000	$50,000	$5,000
Amount Raised as of December 31, 2023 [b]	$65,114	$11,347	$4,872
Date Offering Began	11/13/2018	1/29/2021	3/16/2022
Length of Offering (In Months)	37	13	4
Months to Invest 90 Percent of Amount Available for Investment (Measured from the Beginning of Offering)	38	18	12

[a]	The amount represents the maximum amount offered to the public.
[b]	Represents the dollar amount raised in public offerings. Excludes private placements.

Table II. Compensation to Sponsor

As of December 31, 2023 (UNAUDITED)

(Dollar amounts in thousands)

	DF Growth REIT LLC	DF Growth REIT II LLC	Value Add Growth REIT III LLC
	Program 1	Program 2	Program 3
Date offering commenced	11/13/2018	1/29/2021	3/16/2022
Dollar amount raised	$65,114	$11,347	$4,872
Amount paid to sponsor from proceeds of offering:
Organization & offering reimbursement	$-	$993	$414
Fund asset management fees	$-	$219	$-
Reimbursement	$485	$-	$-
Acquisition fees	$11,362	$675	$80
- Real estate commissions	$-	$-	$-
- Advisory fees	$-	$-	$-
- Financing fees	$482	$-	$13
- Developer fees	$424	$-	$218
Dollar amount of cash generated (cash loss) from operations before deducting payments to sponsor	$5,279	$(1,502)	$(539)
Amounts paid to sponsor from operations:
- Property management fees*	$429	$40	$3
- Partnership management fees	$-	$-	$-
- Reimbursements	$-	$-	$-
- Leasing commissions	-	$-	$-
- Other	$-	$-	$-
Dollar amount of property sales and refinancing before deducting payments to sponsor**
- Cash	$35,028	$-	$-
- Notes	$-	$-	$-
Amount paid to sponsor from property sales and refinancing:
- Real estate commissions	$-	$-	$-
- Incentive fees (promoted interest from sales)	$8,150	$-	$-
- Financing fees (refinance)	$52	$-	$-
- Disposition fees	$466	$-	$-

*	Fees are adjusted based on accrual of income to Sponsor versus actual income received and therefore may be overstated.
**	For property sales, we are reporting the portion of the net sales proceeds (if any) allocated to the respective Program based on ownership percentages at time of sale (for properties owned by multiple investors). For refinancings, only the amount of net proceeds (if any) are allocated to the respective Program (i.e., a “cash-out refinancing”).

Note: Typically a REIT makes an investment into a limited liability company that owns a property (a “Property LLC”). In many cases, Property LLCs are partially owned by affiliates of our Sponsor or by third parties. Property LLCs then pay certain fees to the Sponsor and, in instances where a Property LLC is owned by more than one investor, each investor is “allocated” a share of the total amount of fees paid based on the investor’s percentage ownership of the Property LLC at the time the fee was incurred. Such allocations may be adjusted to take into account any applicable fee caps (such as capped acquisition fees). In Prior Performance Tables previously disclosed by affiliates of the Sponsor including the Company, some fee amounts paid to the Sponsor by certain REITs were overstated due to consolidation of financials.

Table III. Operating Results

As of December 31, 2023 (UNAUDITED)

(amounts in thousands except per share and per $1,000 invested data)

	DF Growth REIT LLC
	Program 1
	2023	2022
SUMMARY BALANCE SHEET
Total assets	113,059	122,008
Total liabilities	59,804	61,822
Total members’ equity	53,255	60,186
SUMMARY OPERATING RESULTS
Gross revenues	14,642	22,983
Operating expense	21,839	12,173
Operating income (loss)	(7,197)	10,810
Interest expense	(5,484)	(7,191)
Net income (loss) (GAAP Basis)	(12,681)	3,619
SUMMARY STATEMENTS OF CASH FLOWS
Net cash provided by (used in) operating activities	8,851	1,928
Net cash (used in) investing activities	(4,408)	9,654
Net cash provided by financing activities	(10,101)	(3,205)
AMOUNT AND SOURCE OF DISTRIBUTIONS
Total cash distributions paid to investors [a]	-	3,985
Distribution Data Per $1,000 Invested
Total Distributions paid to investors	-	61.20
From operations	-	61.20
From all other sources (financing or offering proceeds)	-	-
Estimated value per share [b]	N/A	N/A

Notes:	REIT I commenced financial operations from November 15, 2018.

[a]	Distributions were provided to investors in both the form of reinvested shares and a $1,590,821 cash dividend paid to investors in 2022.

[b]	N/A indicates there is no public trading market for the shares during the period indicated or estimated value per share as determined by the company’s Manager.

Table III. Operating Results (continued)

	DF Growth REIT II LLC
	Program 2
	2023	2022
SUMMARY BALANCE SHEET
Total assets	6,650	8,206
Total liabilities	105	83
Total members’ equity	6,545	8,123
SUMMARY OPERATING RESULTS
Gross revenues	(1436)	(1,451)
Operating expense	125	378
Operating income (loss)	(1561)	(1,829)
Interest expense	-	-
Net income (loss) (GAAP Basis)	(1561)	(1,829)
SUMMARY STATEMENTS OF CASH FLOWS
Net cash provided by (used in) operating activities	(1559)	(1,037)
Net cash (used in) investing activities	1,302	(3,827)
Net cash provided by financing activities	-	2,818
AMOUNT AND SOURCE OF DISTRIBUTIONS
Total cash distributions paid to investors [a]	-	228
Distribution Data Per $1,000 Invested
Total Distributions paid to investors	-	20.05
From operations	-	20.05
From all other sources (financing or offering proceeds)	-	-
Estimated value per share [b]	N/A	N/A

Notes:	REIT II commenced financial operations from September 7, 2021.

[a]	Distributions were provided to investors in the form of reinvested shares.

[b]	N/A indicates there is no public trading market for the shares during the period indicated or estimated value per share as determined by the company’s Manager.

Table III. Operating Results (continued)

	Value Add Growth REIT III LLC Program 3
	2023	2022
SUMMARY BALANCE SHEET
Total assets	4,345	4,351
Total liabilities	100	100
Total members’ equity	4,521	4,251
SUMMARY OPERATING RESULTS
Gross revenues	-	-
Operating expense	6	464
Operating income (loss)	(6)	(464)
Interest expense	-	-
Net income (loss) (GAAP Basis)	(6)	(464)
SUMMARY STATEMENTS OF CASH FLOWS
Net cash provided by (used in) operating activities	(6)	(364)
Net cash (used in) investing activities	(930)	(3,420)
Net cash provided by financing activities	-	4,715
AMOUNT AND SOURCE OF DISTRIBUTIONS
Total cash distributions paid to investors [a]	-	157
Distribution Data Per $1,000 Invested
Total Distributions paid to investors	-	32.24
From operations	-	32.24
From all other sources (financing or offering proceeds)	-	-
Estimated value per share [b]	N/A	N/A

Notes:	REIT III commenced financial operations from June 30, 2022.

[a]	Distributions were provided to investors in the form of reinvested shares.

[b]	N/A indicates there is no public trading market for the shares during the period indicated or estimated value per share as determined by the company’s Manager.

Table IV. Acquisition and Disposition of Assets

As of December 31, 2023 (UNAUDITED)

Property	Location	Issuer	Type of Property	Date of Purchase	Date Sold	# of Units	Mortgage Financing at Date of Purchase	Cash Down Payment	Total Equity [c]	Contract Purchase Price Plus Acquisition Fee	Sale Price
McArthur Landing	NC	DF Growth REIT I	Multifamily	6/3/2020	11/30/2022	121	$6,280,000	$430,302	$4,925,249	$10,587,642	$16,600,000
Blvd West	NC	DF Growth REIT I	Multifamily	7/27/2020	9/21/2022	243	$8,350,000	$542,000	$6,100,673	$13,968,383	$24,000,000
Woodside	UT	DF Growth REIT I	Multifamily	9/2/2020	7/20/2022	54	$6,000,000	$167,725	$3,737,929	$9,289,658	$13,400,000
Cottonwood	UT	DF Growth REIT I	Multifamily	10/8/2020	7/20/2022	36	$2,550,000	$163,761	$3,375,337	$5,680,162	$8,235,000
France	FL	DF Growth REIT I	Multifamily	12/17/2020	N/A	30	$3,500,000	$325,325	$3,716,905	$4,802,186	$-
Azul [b]	FL	DF Growth REIT I	Multifamily	1/27/2020	N/A	49	$10,000,000	$565,000	$7,671,305	$16,853,720	$-
Avalon 1 (aka Willow Ridge) [b]	SC	DF Growth REIT I, II	Multifamily	9/1/2021	N/A	145	$17,200,000	$950,000	$8,244,497	$24,318,600	$-
Mission Villas [b]	TX	DF Growth REIT I, II, III	Multifamily	9/28/2021	N/A	176	$7,550,000	$766,019	$6,871,135	$11,130,000	$-
Avalon II (aka NCP Dove) [b]	SC	DF Growth REIT I, II	Multifamily	12/10/2021	N/A	285	$35,020,000	$200,000	$10,028,432	$51,696,200	$-
Swaying Oaks [a] [b]	TX	DF Growth REIT I, II	Multifamily	3/11/2022	N/A	64	$5,525,000	$-	$3,437,920	$7,911,050	$-
Durant [a] [b]	CA	DF Growth REIT I, II	Multifamily	6/16/2022	N/A	19	$3,217,500	$-	$1,701,940	$5,899,600	$-
Cobble Hill [a] [b]	TX	DF Growth REIT I	Multifamily	8/5/2022	N/A	136	$7,200,000	$525,000	$6,754,217	$12,000,000	$-
Village Creek [a] [b]	TX	DF Growth REIT I	Multifamily	11/1/2022	N/A	184	$10,837,500	$625,000	$7,085,405	$14,550,000	$-
Independent [b]	CA	DF Growth REIT I, III	Multifamily	3/22/2023	N/A	61	$13,100,000	$700,000	$8,303,000	$20,000,000	$-
Onyx on Park [a] [b] [d]	CA	DF Growth REIT I, III	Multifamily	9/21/2022	N/A	59	26,910,000	-	10,640,690	35,568,781	-

Notes:	[a]	Properties are not managed by our Sponsor these are limited partner (LP) investments
[b]	As of the date of this Table, properties were not solely owned by the Issuers listed but are also partially owned by affiliates of our Sponsor such as the Company or by third parties.
[c]	Total Equity indicates equity contributed by the Issuers at acquisition and does not include equity contributed by affiliates of our Sponsor such as the Company or by third parties.
[d]	Property is a multifamily ground-up construction project; Date of Purchase is based on construction loan closing date; construction loan amount is used for Mortgage Financing; Contract Purchase Price is based on total lender approved construction budget including developer fee

PART III

INDEX TO EXHIBITS

Exhibit 2.1	Certificate of Formation*

Exhibit 2.2	LLC Agreement by and among the Company and all of its members dated July 5, 2022.*

Exhibit 2.3	Authorizing Resolution*

Exhibit 6	Amended and Restated Management Agreement by and between the Company and the Manager dated June 20, 2023.*

Exhibit 9.1	Letter from Fruci & Associate II, PLLC**

Exhibit 11.1	Consent of Fruci & Associate II, PLLC

Exhibit 11.2	Consent of Claude Etinoff & Associates LLC

Exhibit 12	Legal opinion regarding validity

Exhibit 15	Rescission Election Form

*	Incorporated by reference to the exhibit filed with the Company’s Form 1-A (SEC File No. 024-12040).
**	Incorporated by reference to the exhibit filed with the Company’s Form 1-A (SEC File No. 024-12565).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 11, 2025.

Value Add Growth REIT IV, LLC

By:	DF Manager, LLC, as Manager

By:	DiversyFund, Inc., as Manager

By	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan Lewis

Alan Lewis

Director and Chief Investment Officer of DiversyFund, Inc.

March 11, 2025

/s/ Craig Cecilio

Craig Cecilio

Director and Chief Executive Officer of DiversyFund, Inc.

March 11, 2025